Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT THE INFORMATION HAS BEEN REDACTED.

COINSURANCE AGREEMENT
Among
Unum Life Insurance Company of America
(referred to as the Ceding Company)
and
Fortitude Reinsurance Company Ltd.
(referred to as the Reinsurer)
and, solely with respect to Sections 5.3, 8.2, 8.3, 8.4, 8.5, 9.2, 10.2, 11.1, 11.4, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13, 11.16 and 11.17 and any corresponding definitions, Exhibits and Schedules with respect to such provisions
New Reinsurance Company Ltd.
(referred to as the Retrocessionaire)

ii

iii

Section 8.6.	Waiver of the Duty of Utmost Good Faith	57

ARTICLE IX.

TAX

Section 9.1.	DAC Tax	57
Section 9.2.	Tax Form; Withholding	58
Section 9.3.	Section 953(d) Election; Federal Excise Tax	59
Section 9.4.	Section 953(d) Status	59

ARTICLE X.

RETROCESSION AGREEMENT

Section 10.1.	Retrocession Agreement	59
Section 10.2.	Recapture of Retrocession	60
Section 10.3.	Cut-Through	60

ARTICLE XI.

MISCELLANEOUS

Section 11.1.	Notices	62
Section 11.2.	Entire Agreement	64
Section 11.3.	Waivers and Amendments	64
Section 11.4.	Governing Law	65
Section 11.5.	Dispute Resolution; Service of Process	65
Section 11.6.	No Third Party Beneficiaries	67
Section 11.7.	Expenses	68
Section 11.8.	Counterparts	68
Section 11.9.	Severability	68
Section 11.10.	Confidential Information; Data Security	68
Section 11.11.	Assignment	72
Section 11.12.	Further Assurances	72
Section 11.13.	Rules of Construction	73
Section 11.14.	Incontestability	73
Section 11.15.	Negotiated Agreement	73
Section 11.16.	Announcements	73
Section 11.17.	Sanctions	74

INDEX OF SCHEDULES AND EXHIBITS

Schedules

Schedule A	Reserved
Schedule B	Experience Refund
Schedule C	Fair Market Value Methods

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Schedule D	Investment Guidelines
Schedule E	Permitted Practices
Schedule F-1	Expense Allowance (IDI)
Schedule F-2	Expense Allowance (LTC)
Schedule G-1	Ceding Company Reports
Schedule G-2	Reinsurer Reports
Schedule H	Policy Options
Schedule I	Recapture Obligations
Schedule J-1	List of Reinsured IDI Policies
Schedule J-2	List of Reinsured LTC Policies
Schedule K	Applicable Percentage & Base Deposit Balance
Schedule L	Book Value Methods
Schedule M	Inuring Reinsurance
Schedule N	LTC Policy Series
Schedule O	Non-Inuring Reinsurance
Schedule P	Reinsurer Provisions and Retrocessionaire Provisions
Schedule 2.6	Reinstatement Practices and Policies
Schedule 2.10	LTC Retention Level
Schedule 3.12	Rate Increase Filings Guidelines
Schedule 11.17	Non-US Sanctions

Exhibits

Exhibit A-1	Asset Valuation Report
Exhibit A-2	Certificate of Compliance with Required Balance
Exhibit A-3	Monthly Investment Compliance Report
Exhibit B	Monthly Settlement Report
Exhibit C	Reliance Letter
Exhibit D	ECR Ratio Certification

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COINSURANCE AGREEMENT
THIS COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on July 1, 2025 (the “Closing Date”) and effective as of the Effective Time by and between Unum Life Insurance Company of America, a Maine-domiciled insurance company (the “Ceding Company”), Fortitude Reinsurance Company Ltd., a Bermuda-domiciled insurance company (the “Reinsurer”) and, solely with respect to Sections 5.3, 8.2, 8.3, 8.4, 8.5, 9.2, 10.2, 11.1, 11.4, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13, 11.16 and 11.17 and any corresponding definitions, Exhibits and Schedules with respect to such provisions, New Reinsurance Company Ltd., a Switzerland-domiciled reinsurance company (the “Retrocessionaire”). For purposes of this Agreement, the Ceding Company, the Reinsurer and, solely with respect to Sections 5.3, 8.2, 8.3, 8.4, 8.5, 9.2, 10.2, 11.1, 11.4, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13, 11.16 and 11.17 and any corresponding definitions, Exhibits and Schedules with respect to such provisions, the Retrocessionaire, shall each be deemed a “Party.”
WHEREAS, the Ceding Company and the Reinsurer have entered into that certain Master Transaction Agreement dated February 26, 2025 (the “Master Transaction Agreement”);
WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement; and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, (i) the Ceding Company and the Subsidiary Grantor (as defined below) will enter into the Payment Guarantee (as defined below) pursuant to which the Subsidiary Grantor will guarantee to the Ceding Company the payment obligations of the Reinsurer hereunder and (ii) the Ceding Company, the Subsidiary Grantor and the Trustee will enter into the Subsidiary Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement and the obligations of the Subsidiary Grantor to the Ceding Company under the Payment Guarantee.
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I.
DEFINITIONS
Section 1.1.Definitions. The following terms have the respective meanings set forth below throughout this Agreement:
“Additional Consideration” has the meaning set forth in Section 3.2.
“Administration Initiatives” has the meaning set forth in Section 3.6(h).
“Administrative Failure” has the meaning set forth in Section 3.6(e).
“Administrative Services” has the meaning set forth in Section 3.6(b).
“Affiliate” means, with respect to any Person at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement (other than in the case of the reference to “Affiliated” in the definition of Indemnifiable Losses and the references to “Affiliate” or “Affiliates” in the definition of Third Party Claim and Eligible Asset and in Article VIII), with respect to Reinsurer, an Affiliate shall only include FGH Parent, L.P. and its direct and indirect subsidiaries.
“Agreement” has the meaning set forth in the preamble.
“Anti-Money Laundering Laws” shall mean all Applicable Laws of any jurisdiction applicable to the Ceding Company or the Reinsurer, as the case may be, from time to time concerning or relating to money laundering and/or terrorist financing.
“Applicable Law” means all laws, common law, rules, regulations, ordinances, codes, statutes, judgments, injunctions, Governmental Orders and decrees of all Governmental Authorities applicable to the Person, place and situation in question.
“Applicable Percentage” means, with respect to any date set forth on Schedule K, the corresponding percentage set forth opposite such date, which percentage shall be the “Applicable Percentage” hereunder until the next successive date set forth on Schedule K.
“Applicable Privacy Laws” means all Applicable Laws relating to privacy, data protection and the collection or handling of Personal Information, including, but not limited to, the Gramm-Leach-Bliley Act.
“Applicable State” means the Ceding Company Domiciliary State; provided, however, that, (a) if there is a repeal of or amendment or other modification to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) that would authorize a Governmental Authority in any jurisdiction of the United States as to which the Ceding

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Company is licensed to transact business (other than New York) to apply the applicable rules for credit for reinsurance in such jurisdiction to the Ceding Company and (b) the Ceding Company reasonably determines that it is obligated under Applicable Law to comply with such rules in order to receive statutory financial statement credit in such jurisdiction, then “Applicable State” shall mean, collectively, the Ceding Company Domiciliary State and any such other jurisdiction; provided that in no circumstance shall “Applicable State” include New York.
“Approval” has the meaning set forth in Section 3.12(d).
“Approved Monthly Premium Increase (AMPI)” means, for each Premium Increase Approval, the amount of the increase in the monthly Net Cashflows for AMPI caused by the Premium Increase Approval following the Rate Effective Date of such approval, as determined using Ceding Company’s best estimate actuarial assumptions and projection model as of September 30, 2024, and assuming no election of Policy Options. For avoidance of doubt, the increase in the monthly Net Cashflows will not change the monthly Reinsured Liabilities.
“Asset Valuation Report” has the meaning set forth in Section 3.8(a)(i).
“Base Deposit Balance” means, with respect to any date set forth on Schedule K, the corresponding amount set forth opposite such date, which amount shall be the “Base Deposit Balance” hereunder until the next successive date set forth on Schedule K; provided that, following the final determination of the final Base Deposit Balance in accordance with Section 2.04 of the Master Transaction Agreement, the parties shall replace Schedule K with a new Schedule K (it being understood and agreed that such new Schedule K shall not constitute an amendment of this Agreement) reflecting such final Base Deposit Balance and adjusting the Base Deposit Balance for each successive date, which new Schedule K shall calculate the Base Deposit Balance at each successive date by subtracting (x) (A) the Fee Payment (as defined in the Retrocession Agreement) due on the successive date, minus (B) the Expected Net Premium (as contained in Exhibit B of the Retrocession Agreement) due on the successive date from (y) the previous date’s Base Deposit Balance accumulated at compounded, daily increments at the Single Effective Discount Rate to the successive date.
“Basis for Denial” has the meaning set forth in Section 3.12(c).
“BMA” means the Bermuda Monetary Authority.
“Book Value” has the meaning set forth on Schedule L.
“Books and Records” means all originals or copies of all documents, books, records and other information (including all data and other information stored on discs, tapes or other media) in the possession, custody or control of the Ceding Company, its Affiliates or its administrator to the extent reasonably relating to the Reinsured Liabilities, the Reinsured Policies, or (solely for the purposes of ensuring consistency in treatment with the Reinsured Policies as contemplated by Section 2.6, Section 3.6, Section 3.12 and Section 3.14) the Other LTC Policies, including, without limitation, administrative records, documentation with respect to rate filing, claim records, contract files, sales records, underwriting records and accounting (including investment accounting) records, reinsurance records, work papers, actuarial reports, models, analyses and memoranda,

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litigation and arbitration files, marketing materials, policy forms and regulatory filings and correspondence with Governmental Authorities; provided, however, that “Books and Records” excludes (a) Tax returns and Tax records and all other data and information with respect to Taxes (other than with respect to premium taxes or similar Taxes), (b) files, records, data and information with respect to the employees of the Ceding Company or its Affiliates, (c) records, data and information with respect to any employee benefit plan established, maintained or contributed to by the Ceding Company or its Affiliates, (d) any materials prepared for the boards of directors of the Ceding Company or its Affiliates, (e) any materials that are legally privileged and for which the Ceding Company or its Affiliates do not have a common interest with the Reinsurer, it being understood that the Ceding Company or its applicable Affiliate shall use commercially reasonable efforts to enter into a customary joint defense agreement or common interest agreement with the requesting party or make other arrangements (including redacting information) to the extent such an agreement or other arrangements would preserve the applicable privilege that would enable such materials to be shared with the Reinsurer and its Affiliates, (f) any information that is not permitted to be disclosed by the Ceding Company or its Affiliates to the Reinsurer or its Affiliates pursuant to Applicable Law or contract, it being understood that the Ceding Company or its applicable Affiliate shall use commercially reasonable efforts to obtain waivers or consents or make other arrangements (including redacting information) that would enable such materials to be shared with the Reinsurer and its Affiliates, (g) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Ceding Company and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated under the Transaction Agreements or the terms of engagement of such Representatives with respect thereto, and (h) consolidated regulatory filings made by the Ceding Company or its Affiliates and any related correspondence with Governmental Authorities, in each case, not primarily relating to the Reinsured Liabilities or the Reinsured Policies or (solely for the purposes of ensuring consistency in treatment with the Reinsured Policies as contemplated by Section 2.6, Section 3.6, Section 3.12 and Section 3.14) the Other LTC Policies.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to remain closed. Notwithstanding anything to the contrary herein, if the time period during which any payment hereunder is due or required to be paid or settled includes a Business Day that is a day on which commercial banks in Hamilton, Bermuda or Switzerland are authorized or required by Applicable Law to remain closed, then the related payment deadline shall be deemed extended as if such day was not a Business Day.
“Buyout Payment” has the meaning set forth in Section 3.14(a).
“Buyout Settlement” has the meaning set forth in Section 3.14(a).
“Calculation Error Dispute Notice” has the meaning set forth in Section 3.8(e).
“Capital Reporting Deadline” means, the date that is either (a) for any calendar quarter ending on December 31, the earlier to occur of (i) one hundred and twenty (120) calendar days after the end of such calendar quarter and (ii) the date on which the Reinsurer reports to the BMA, or is otherwise required by Section 31AA of the Insurance Act to formally notify the BMA of, its

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ECR, or (b) sixty (60) calendar days after the end of any calendar quarter other than the calendar quarter ending on December 31.
“Carryforward Amount” has the meaning set forth in Schedule B.
“Ceded Premiums” means all Premiums, including all ceded premium receivable under the PLA Affiliate Reinsurance Agreement determined as if both parties thereto are performing, in each case, (a) net of any (i) premiums payable under the Inuring Reinsurance and (ii) waiver of premium and premiums returned to policyholders or beneficiaries; provided that, with respect to the Inuring Reinsurance, such premiums payable shall be based on the terms in effect as of the date hereof, as may be modified, amended, supplemented, replaced or restated or waived with the Reinsurer’s consent in accordance with Section 2.11 but (b) not net of any premiums payable under the Non-Inuring Reinsurance.
“Ceding Company” has the meaning set forth in the preamble.
“Ceding Company Disclosure Schedule” has the meaning set forth in the Master Transaction Agreement.
“Ceding Company Domiciliary State” means the State of Maine, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state; provided, however, that if the Ceding Company changes its state of domicile to the State of California or the State of New York, for all purposes hereunder the Ceding Company Domiciliary State shall be the State of Maine.
“Ceding Company Extra-Contractual Obligations” means all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations and Retrocessionaire Extra-Contractual Obligations.
“Ceding Company Fault Reserve Credit Event” means a loss of Reserve Credit that is the direct result of the Ceding Company voluntarily changing its state of domicile or voluntarily taking other affirmative action or inaction.
“Ceding Company Indemnified Parties” has the meaning set forth in Section 8.1.
“Ceding Company Non-Payment Event” has the meaning set forth in Section 7.5.
“Ceding Company Reserves Threshold” means, at any time of determination, the retention by the Ceding Company and its Affiliates of aggregate statutory reserves for the Other LTC Policies that are at least equal to [***] percent ([***]%) of the statutory reserves for Reinsured LTC Policies ceded at such time to the Reinsurer under this Agreement.
“Closing” has the meaning set forth in the Master Transaction Agreement.
“Closing Date” has the meaning set forth in the preamble.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder.

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“Collateral” has the meaning set forth in Section 4.2(c).
“Collateral Triggering Event” means any of the following occurrences:
(a)(i) the Reinsurer’s ECR Ratio as of any calendar quarter-end is below [***]% and the Reinsurer has not cured such shortfall as of thirty (30) calendar days after the applicable Capital Reporting Deadline or (ii) the Reinsurer fails to deliver an ECR Ratio Report in respect of a relevant quarter-end date to the Ceding Company and the Reinsurer has not within thirty (30) calendar days following receipt of written notice of such failure from the Ceding Company delivered such ECR Ratio Report to the Ceding Company;
(b)there has been a failure by the Reinsurer (i) to timely pay any undisputed Reinsured Liabilities within thirty (30) calendar days after receipt of written notice from the Ceding Company of such failure or (ii) to timely make any required and undisputed additional deposit to the Trust Account (or to timely cause the Subsidiary Grantor to make any required and undisputed additional deposit to the Subsidiary Trust Account) and such failure has not been cured within thirty (30) calendar days after receipt of written notice thereof from the Ceding Company;
(c)a Current RJ Requirements Failure Event (i) has occurred and is continuing and (ii) the Reinsurer has not remedied such event on or prior to the date that is forty-five (45) calendar days after the Reinsurer receives notice in writing from the Ceding Company of such loss of Reserve Credit or, if earlier, the second (2nd) Business Day prior to the end of the calendar quarter during which such Reserve Credit Event occurs; or
(d)an Insolvency Event.
“Confidential Information” has the meaning set forth in the Master Transaction Agreement.
“Contested Claim” has the meaning set forth in Section 3.15(a).
“Contested Claim Notice” has the meaning set forth in Section 3.15(a).
“Coordinator” has the meaning set forth in Section 3.6(f).
“Corrective Action Plan” has the meaning set forth in Section 3.6(e).
“Current RJ Requirements” means the requirements necessary for the Reinsurer to hold and maintain its reciprocal jurisdiction status in the Ceding Company Domiciliary State as codified in the Applicable Laws of the State of Maine as of the date hereof.
“Current RJ Requirements Failure Event” means a Reserve Credit Event that arises from the Reinsurer’s loss of its reciprocal jurisdiction status in the Ceding Company Domiciliary State due to the Reinsurer’s failure to meet the Current RJ Requirements.
“Cut-Through Election” has the meaning set forth in Section 10.3(a).
“Cut-Through Election Period” has the meaning set forth in Section 10.3(a).

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“Data Room” means the data room maintained by Datasite titled “Project Constellation”.
“Denial Notice” has the meaning set forth in Section 3.12(c).
“Deposit Balance” means the sum of (a) the Base Deposit Balance, plus (b) the Post-Closing IMR Amount, in each case, as of such date of determination.
“Disclosing Party” has the meaning set forth in Section 11.10(a).
“ECR” or “Enhanced Capital Requirement” means the capital and surplus requirement imposed by or under the Insurance Act and related regulations, as amended, that is calculated by reference to the Bermuda Solvency Capital Requirements (as defined under the Insurance Act).
“ECR Ratio” means the Reinsurer’s Available Statutory Economic Capital and Surplus (as defined under the Insurance Act), as a percentage of its Enhanced Capital Requirement.
“ECR Ratio Report” means (i) for the calendar quarters ending March 31, June 30 and September 30 of each year, a report setting forth the Reinsurer’s good faith estimate of its ECR Ratio as of the last day of such calendar quarter and (ii) for the calendar quarter ending December 31 of each year, a report setting forth the Reinsurer’s actual ECR Ratio as of the last day of such calendar quarter.
“Effective Date” means January 1, 2025.
“Effective Date PCA Reserve Benefits” means, for the applicable Monthly Accounting Period, an amount equal to benefits actually paid by the Ceding Company during such Monthly Accounting Period that are associated with the Ceding Company’s paid claim adjustment reserves for the Reinsured LTC Policies as of the Effective Date, which reserve amounts and the associated claims are shown in the file located as file 1.1.8.6 in the Data Room.
“Effective Time” means 12:01 a.m. (Portland, Maine time) on January 1, 2025.
“Eligible Assets” means cash and investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws of the Ceding Company Domiciliary State that comply with the Investment Guidelines (including, for the avoidance of doubt, with respect to asset types and limits set forth therein, as applied to the Trust Account, Subsidiary Trust Account and the Segregated Account, taken together); provided, that any such investment that is a security is issued by an institution that is not the Reinsurer, the Ceding Company or an Affiliate of either Party (not including any securities issued by funds or other investment vehicles sponsored or managed, directly or indirectly, by the Reinsurer or any of its Affiliates which consolidate with the Reinsurer on the Reinsurer’s audited GAAP financial statements); provided, further, that (a) no investment that is not accepted, or is returned as unacceptable, by the Trustee shall be considered an Eligible Asset and (b) no investment deposited to or held in the Subsidiary Trust Account shall be deemed an Eligible Asset unless, in addition to the foregoing requirements, at the relevant time of determination, (i) the Subsidiary Grantor remains a wholly-owned subsidiary of the Reinsurer, unless the Reinsurer first obtains the Ceding Company’s prior written consent to such change and the Subsidiary Grantor remains an Affiliate

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of the Reinsurer and (ii) there has been no material change to the Subsidiary Grantor’s business plan or business operations since the date hereof.
“Embargoed Jurisdiction” means, other than for purposes of Schedule 11.17, any country or territory that is subject to a comprehensive embargo under applicable U.S. Sanctions, as modified from time to time by Governmental Authorities applicable to the definition of “U.S. Sanctions” herein.
“Estimated Base Deposit Balance” has the meaning set forth in the Master Transaction Agreement.
“Estimated Statement of Net Settlement” has the meaning set forth in the Master Transaction Agreement.
“Ex Gratia Payments” means a payment that is (a) outside the terms and conditions and limits of the applicable Reinsured Policy and made by or on behalf of Ceding Company without the consent of Reinsurer or (b) a result of any change to the Reinsured Policies other than in accordance with Section 2.2, Section 3.12 or Section 3.14.
“Excise Tax” has the meaning set forth in Section 9.3.
“Expense Allowance” has the meaning set forth in Section 3.7.
“Experience Refund” has the meaning set forth in Schedule B.
“Extra-Contractual Obligations” means all Liabilities to any Person or Persons arising out of or resulting from the Reinsured Policies but not arising under the express terms and conditions and within the policy limits of the Reinsured Policies (other than those set forth in the definition of Reinsured Liabilities), including, without limitation, any loss in excess of the limits arising under or covered by any Reinsured Policy, any Liability for fines, penalties, Taxes, fees, forfeitures, compensatory, consequential, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as, subject to the other provisions of this Agreement, all legal fees and expenses relating thereto, including, any such Liabilities that arise out of or result from, without limitation, (i) the form, sale, design, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (ii) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Policies, (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, (iv) the failure of any Reinsured Policy to provide the purchaser, policyholder, account holder or other holder or intended beneficiaries thereof with Tax treatment that is the same as or more favorable than the Tax treatment (A) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the applicable Reinsured Policy or (B) for which policies or contracts of that type are intended to qualify, including under section 7702B of the Code, or (v) Ex Gratia Payments other than Permitted Ex Gratia Payments.

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“Fair Market Value” means the fair market value of an asset determined by the Reinsurer in accordance with the Fair Market Value Methods.
“Fair Market Value Methods” means the methodologies, procedures and policies described in Schedule C.
“Final Statement of Net Settlement” has the meaning set forth in the Master Transaction Agreement.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court, self-regulatory body or entity or any instrumentality thereof, whether United States federal, state, local or non-U.S.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“IDI Policies” means all individual disability income insurance contracts, policies, certificates, binders or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith, in each case listed on Schedule J-1, including any such contract that may have lapsed following September 30, 2024 and is subsequently reinstated in accordance with Section 2.6 and any such contracts that are rewritten pursuant to Section 2.7, in each case, gross of all existing reinsurance thereon.
“Indemnitee” means any Person entitled to indemnification pursuant to Article VIII of this Agreement.
“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), settlement payments, awards, judgments, fines, interest or penalties; provided, however, that Indemnifiable Losses shall not include any punitive, exemplary damages or damages based on diminution in value, other than such damages actually paid to a non-Affiliated Person in respect of a Third Party Claim or any diminution in value damages that comprise reasonably foreseeable lost profits recoverable under the laws of the State of New York.
“Indemnitor” means any Person required to provide indemnification pursuant to Article VIII of this Agreement.
“Indemnity Payment” means any amount of Indemnifiable Loss required to be paid pursuant to Article VIII of this Agreement.
“Initial Reinsurance Premium” has the meaning set forth in the Master Transaction Agreement.
“Insolvency” has the meaning set forth in Section 4.7.

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“Insolvency Event” means (i) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary) and, if involuntary, such proceedings are not dismissed or terminated within thirty (30) calendar days of the commencement thereof or (ii) there has been instituted against the Reinsurer proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations that is not dismissed or terminated within sixty (60) calendar days of the commencement thereof.
“Insurance Act” means the Bermuda Insurance Act of 1978 and related regulations, as amended.
“Insurance Regulatory Authority” has the meaning set forth in Section 3.12(d).
“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.
“Inuring Reinsurance” means the reinsurance of some or all of the IDI Policies pursuant to the agreements set forth on Schedule M.
“Investment Guidelines” means the Investment Guidelines set forth in Schedule D.
“IRS” means the U.S. Internal Revenue Service.
“Jurisdiction” has the meaning set forth in Section 3.12(d).
“Liabilities” has the meaning set forth in the Master Transaction Agreement.
“Lifetime Loss Ratio” or “LLR” means, for purposes of the LLR Report, with respect to the aggregate LTC Policy Series, as of any date of determination, the lifetime loss ratio of the aggregate LTC Policy Series equal to (a) the accumulated value of all incurred benefits and claims as of such date and the present value of all future expected benefits and claims during the remaining lifetime of the aggregate LTC Policy Series, divided by (b) the accumulated value of all premiums earned as of such date and the present value of all future expected premiums during the remaining lifetime of the aggregate LTC Policy Series, in each case, applying an accumulated and discount rate equal to the maximum U.S. statutory valuation rate applicable to the aggregate LTC Policy Series and otherwise calculated in a manner consistent with the actuarial calculation methodology used by the Ceding Company with respect to Other LTC Policies; provided that, the foregoing calculation may be modified from time to time by the Ceding Company in its reasonable judgment with Reinsurer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by Applicable Law or a Governmental Authority.
“Liquid Assets” means Eligible Assets that are public investment grade corporate bonds, cash, cash equivalents or U.S. Treasury and agency securities.
“LLR Report” shall have the meaning set forth in Section 3.12(b).

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“LLR Target” means [***] percent ([***]%) for the aggregate LTC Policy Series, as may be reasonably updated by the Ceding Company from time to time, taking into account actions by and recommendations from Insurance Regulatory Authorities on Rate Increase Request Filings, after consultation with the Reinsurer.
“LLR Threshold” means with respect to the aggregate LTC Policy Series, the LLR Target plus five percent (5%).
“LOC Draw Notice” shall have the meaning set forth in the Trust Agreement.
“LTC Policy Series” means each cohort of long-term care insurance policies set forth on Schedule N. For the avoidance of doubt, each LTC Policy Series shall include but is not limited to the applicable Reinsured LTC Policies.
“LTC Retention Level” means the retention by the Ceding Company and its Affiliates, in the aggregate, of risks under the Other LTC Policies equal to the amount of [***].
“MARC” has the meaning set forth in Section 5.3(f).
“Market-to-Book Aggregate Limit” means [***]

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“Market-to-Book Ratio” means, as of any date of determination, the ratio of (a) the aggregate Fair Market Value of the Eligible Assets in the Trust Account and the Subsidiary Trust Account, taken together, as of such date to (b) the aggregate Book Value of such Eligible Assets as of such date.
“Master Transaction Agreement” has the meaning set forth in the recitals.
“Monthly Accounting Period” means each calendar month during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VII, as applicable.
“Monthly Investment Compliance Report” has the meaning set forth in Section 3.8(a)(ii).
“Monthly Settlement Report” has the meaning set forth in Section 3.8(b).
“NAIC” means the National Association of Insurance Commissioners.
“Net Cashflows for AMPI” means (a) Premiums minus (b) [***]% of Premiums in respect of commissions minus (c) [***]% of Premiums in respect of premium Taxes.
“No Fault Reserve Credit Event” means a Reserve Credit Event, other than a Current RJ Requirements Failure Event or a Ceding Company Fault Reserve Credit Event.
“Non-Inuring Reinsurance” means the reinsurance of some or all of the IDI Policies pursuant to the agreements set forth on Schedule O.
“Notices” has the meaning set forth in Section 11.1.
“NY Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to remain closed; provided, that, any time (a) after 5:00 p.m. local time in New York, New York on any NY Business Day or (b) on any day other than a NY Business Day, in each case, shall be deemed the next NY Business Day.
“Objecting Party” has the meaning set forth in Section 3.8(d).
“Objection Notice” has the meaning set forth in Section 3.12(f)(i).
“Other IDI Policies” means the individual disability income insurance contracts, policies, certificates, binders, or other agreements of insurance, including all supplements, riders and endorsements issued or written thereunder, issued, renewed or written by the Ceding Company or

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any of its Affiliates to the extent not reinsured hereunder. For the avoidance of doubt, the Other IDI Policies include the IDI Policies to the extent not reinsured hereunder.
“Other LTC Policies” means the standalone individual (and, for purposes of Section 2.10(a) only, also group) long-term care insurance contracts, policies, certificates, binders or other agreements of insurance, including all supplements, riders and endorsements issued or written thereunder, issued, renewed or written by the Ceding Company or any of its Affiliates and not reinsured hereunder.
“Party” has the meaning set forth in the preamble.
“Passive Breach” has the meaning set forth in Section 4.4.
“Payment Guarantee” means that certain Guarantee, dated as of the date hereof, for the benefit of the Ceding Company.
“Performance Standard” has the meaning set forth in Section 3.6(b).
“Permit” means any license, permit, order, approval, consent, registration, membership, authorization or qualification under any Applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.
“Permitted Ex Gratia Payments” means Ex Gratia Payments in respect of all Reinsured Policies in accordance with the Ceding Company’s generally applicable administrative practices and procedures, not to exceed, in any calendar year, $[***].
“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
“Personal Information” means any information or data that (a) identifies a specific individual or is reasonably capable of identifying a specific individual; or (b) “personal data,” “personal information,” “nonpublic information” or other similar terms as defined by Applicable Privacy Laws; provided, that information that is otherwise publicly available (as “publicly available” is defined by Applicable Privacy Laws) shall not be considered “Personal Information”; provided, further, that “Personal Information” does not include de-identified personal data, which is information that does not identify, or cannot reasonably identify, relate to, describe, be capable of being associated with or be linked, directly or indirectly, with an individual. Personal Information may include, but is not limited to, health, financial and other protected information about an identifiable individual that meets the foregoing standards.
“PLA” means Provident Life and Accident Insurance Company.
“PLA Affiliate Reinsurance Agreement” shall have the meaning set forth in the Master Transaction Agreement.
“Policy Option” has the meaning set forth in Section 3.14(b).

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“Policyholder” means the holder of any Reinsured Policy.
“Post-Closing IMR Amount” means, as of any date of determination, an amount equal to the interest maintenance reserves (for the avoidance of doubt, calculated on an after-tax basis) that would be created following the Closing (and, for the avoidance of doubt, following the deposit of the Transferred Assets (as defined in the Master Transaction Agreement) as contemplated by Section 2.03 of the Master Transaction Agreement) with respect to the assets supporting the Reinsured Liabilities held in the Trust Account and/or the Subsidiary Trust Account and in each case, determined as if U.S. statutory accounting principles as of the date of this Agreement (without regard to any cap on the recognition of negative interest maintenance reserves contained therein) applied to the Reinsurer and the Subsidiary Grantor, based on the Book Value of the relevant asset and the then-applicable U.S. federal statutory income tax rate of the Reinsurer (which is twenty-one percent (21%) as of the date hereof) and using the grouped method and NAIC published percentages of interest maintenance reserve amortization; provided, that (a) transfers of cash and assets between the Trust Account and the Subsidiary Trust Account by the Reinsurer in accordance with Section 4.2(b) will be deemed non-sale transfers that do not create interest maintenance reserves and (b) transfers between either of the Trust Account and the Subsidiary Trust Account, on the one hand, and the Segregated Account, on the other hand in accordance with Section 4.2(b) will be deemed non-sale transfers that do not create interest maintenance reserves.
“Premium Increase Approval” means Ceding Company has received written confirmation from an insurance regulatory authority that all approvals required to implement a premium rate increase on a policy series within the Reinsured Polices have been granted; provided that such written confirmation is issued after September 30, 2024 and received before December 31, 2031.
“Premiums” means premiums, considerations, payments, policy fees and other amounts actually received by or on behalf of the Ceding Company or any of its Affiliates in respect of the Reinsured LTC Policies and Reinsured IDI Policies, to the extent allocable to the period on and after the Effective Time.
“Present Value of Rate Increase (PVRI)” means the sum of all AMPI discounted to September 30, 2024 at an annual rate of [***]% and based on Ceding Company’s best estimate actuarial assumptions and projection model as of September 30, 2024.
“Producer” means any agent, broker, producer, distributer, or Representative as respects the Reinsured Policies.
“Producer Agreements” means any agreement, contract, understanding or arrangement between the Ceding Company or any Affiliate thereof and any Producer relating to the solicitation, sale, marketing and production or servicing of any of the Reinsured Policies, including any assignment of commissions or compensation thereunder.
“Proposed Rate Increase” has the meaning set forth in Section 3.12(c).
“PVRI Cap” means [***].

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“Qualifying Letters of Credit” means one or more clean, irrevocable, unconditional letters of credit that (a) are issued by an institution that (i) is organized under the laws of the United States of America, any state thereof or Canada, (ii) is set forth on the List of Qualified United States Financial Institutions established and maintained by the NAIC, (iii) has (or the bank holding company owning all of the capital stock of such institution has) capital, surplus and undivided profits of at least $10 billion in the aggregate and (iv) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such institution) shall have been given a rating of “A-” or better by S&P and “A3” or better by Moody’s, and (b) have terms that comply with the requirements of the credit for reinsurance laws and regulations of the State of Maine; provided, that as of any date of determination, the aggregate available amount under all such Qualifying Letters of Credit may not exceed [***] percent ([***]%) of the Required Balance and any excess amount shall not be considered an Eligible Asset; provided, further, that any Qualifying Letters of Credit deposited to or held in the Subsidiary Trust Account shall not be considered an Eligible Asset.
“Quota Share” means 100%.
“Rate Effective Date” means the policy anniversary date on which the specified premium rate increase goes in effect.
“Rate Increase Request Filings” has the meaning set forth in Section 3.12(d).
“Recapture Date” has the meaning set forth in Section 7.3(a).
“Recapture Exercise Period” has the meaning set forth in Section 7.3(a).
“Recapture Transaction IMR Amount” means the amount of the interest maintenance reserve, determined on a basis consistent with SAP applicable to the Ceding Company (calculated on a pre-tax basis), that is created on the date of payment of the Terminal Settlement as a direct result of the transfer of assets contemplated by Section 7.4 of the Agreement, without regard to any cap on the recognition of negative interest maintenance reserves in connection therewith.
“Recapture Triggering Event” means any of the following occurrences:
(a)(i) the Reinsurer’s ECR Ratio as of any calendar quarter-end is below [***]% and the Reinsurer has not cured such shortfall as of thirty (30) calendar days after the applicable Capital Reporting Deadline or (ii) the Reinsurer fails to deliver an ECR Ratio Report in respect of a relevant quarter-end date to the Ceding Company and the Reinsurer has not within thirty (30) calendar days following receipt of written notice of such failure from the Ceding Company delivered such ECR Ratio Report to the Ceding Company;
(b)there has been a failure by the Reinsurer (i) to timely pay any undisputed Reinsured Liabilities within thirty (30) calendar days after receipt of written notice of such failure from the Ceding Company, or (ii) to timely make any required and undisputed additional deposit of Eligible Assets to the Trust Account (or to timely cause the Subsidiary Grantor to make any required and undisputed additional deposit to the Subsidiary Trust Account) and such failure has not been cured within thirty (30) calendar days after written notice thereof from the Ceding Company or (iii) to

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perform or observe any material terms and conditions of the Investment Guidelines (other than, for the avoidance of doubt, a failure to deposit additional Eligible Assets, which shall be subject to cure in accordance with clause (ii) above) and such failure continues for sixty (60) calendar days after written notice thereof from the Ceding Company;
(c)a (1) Current RJ Requirements Failure Event, (2) Ceding Company Fault Reserve Credit Event or (3) No Fault Reserve Credit Event (x) has occurred and is continuing and (y) the Reinsurer has not remedied such event on or prior to the date that is seventy-five (75) calendar days after the Reinsurer receives notice in writing from the Ceding Company of such loss of Reserve Credit or, if earlier, second (2nd) Business Day prior to the end of the calendar quarter during which such Reserve Credit Event occurs;
(d)an Insolvency Event;
(e)the Retrocessionaire has given the Reinsurer notice that it is exercising its right to terminate the Retrocession Agreement pursuant to Section 3.02(b) of the Retrocession Agreement;
(f)the Reinsurer has given the Retrocessionaire notice that it is exercising its right to terminate or recapture the Retrocession Agreement pursuant to Section 3.02(a) of the Retrocession Agreement due to the occurrence of an event described in clause (a) of the definition of “Retrocession Recapture Event” in the Retrocession Agreement; or
(g)the Reinsurer has given the Retrocessionaire notice that it is exercising its right to terminate or recapture the Retrocession Agreement pursuant to Section 3.02(a) of the Retrocession Agreement due to the occurrence of an event described in any of clauses (b) through (e) of the definition of “Retrocession Recapture Event” in the Retrocession Agreement.
“Receiving Party” has the meaning set forth in Section 11.10(a).
“Recipient” has the meaning set forth in Section 11.1(b).
“Reinsured IDI Policies” means the IDI Policies, to the extent assumed via indemnity reinsurance by the Ceding Company.
“Reinsured Liabilities” means the following Liabilities of the Ceding Company arising out of or resulting from the Reinsured Policies, in each case, determined (a) net of Inuring Reinsurance recoverable (whether collected or not) pursuant to the terms thereof in effect on the date hereof, as may be modified, amended, supplemented, replaced or restated or waived with the Reinsurer’s consent in accordance with Section 2.11 and (b) gross of Non-Inuring Reinsurance: (i) all Liabilities for claims, benefits, Buyout Payments (to the extent consented to by the Reinsurer), amounts payable for returns or refunds of premium amounts and other amounts, in each case, payable under or arising out of the express terms and conditions of the Reinsured Policies, whether incurred before, at, or after the Effective Time, but excluding the Effective Date PCA Reserve Benefits; (ii) all Liabilities arising out of or resulting from changes to the terms and conditions of the Reinsured Policies at or after the Effective Time in accordance with Section 2.2, Section 3.12 or Section 3.14; (iii) all Liabilities for judgments, settlements and compromises in respect of Contested Claims, as well as associated expenses for the investigation and litigation of Contested

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Claims, but only to the extent in accordance with and subject to Section 3.15; (iv) Permitted Ex Gratia Payments arising at or after the Effective Time; and (v) all escheat and unclaimed property Liabilities arising under the Reinsured Policies, to the extent incurred at or after the Effective Time for dates of service or mortality events occurring after the Effective Time (but excluding any fines, interest, penalties or other payments arising as a result of a failure to timely escheat or pay abandoned property liabilities or any other violation of Applicable Law), in each case, without duplication.
“Reinsured LTC Policies” means all long-term care insurance contracts, policies, certificates, binders or other agreement of insurance, including all supplements, riders and endorsements issued or written in connection therewith, in each case issued, renewed or written by the Ceding Company that are listed on Schedule J-2, whether with respect to active lives or disabled lives, including any such contract that may have lapsed following September 30, 2024 and is subsequently reinstated in accordance with Section 2.6, any such contracts that are rewritten pursuant to Section 2.7 and additional endorsements issued in connection with Policy Options taken by the Ceding Company in accordance with this Agreement.
“Reinsured Policies” means, collectively, the Reinsured IDI Policies and the Reinsured LTC Policies.
“Reinsured Risks” has the meaning set forth in Section 2.1.
“Reinsurer” has the meaning set forth in the preamble.
“Reinsurer Domicile” means Bermuda, or, if the Reinsurer changes its domicile, such other jurisdiction of domicile.
“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations to the extent due to actions taken or inactions by the Ceding Company or any of its Affiliates, at the specific written direction or request of Reinsurer or any of its Affiliates.
“Reinsurer Indemnified Parties” has the meaning set forth in Section 8.2.
“Reinsurer Investor” means any direct or indirect equityholder of FGH Parent, L.P. or any Affiliate of any such equityholder (other than FGH Parent, L.P. and its direct and indirect subsidiaries); provided, that Reinsurer Investor shall not include any funds or other investment vehicles sponsored or managed by any of the foregoing or any portfolio company of such funds or other investments vehicles.
“Reinsurer Minimum Retention” has the meaning set forth in Section 2.9.
“Reinsurer Provisions” has the meaning set forth on Schedule P.
“Representatives” means, with respect to a Person, such Person’s Affiliates and the officers, directors, employees, agents, investment bankers, attorneys, financial advisers, accountants, actuaries, reinsurers or other representatives of such Person or any of its Affiliates.

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“Required Balance” means, [***]

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s annual and quarterly statutory financial statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Applicable State.
“Reserve Credit Event” means the failure of the Ceding Company to receive Reserve Credit.
“Resolution Period” has the meaning set forth in Section 3.12(f)(ii).
“Retrocession Agreement” means the Retrocession Agreement, dated the date hereof, between the Reinsurer and the Retrocessionaire.
“Retrocession Agreement Change” has the meaning set forth in Section 10.1.
“Retrocession Replacement Arrangement” has the meaning set forth on Schedule I.
“Retrocession Replacement Period” has the meaning set forth on Schedule I.
“Retrocessionaire” has the meaning set forth in the preamble.
“Retrocessionaire Caused Event” has the meaning set forth on Schedule I.
“Retrocessionaire Extra-Contractual Obligations” means all Extra-Contractual Obligations to the extent due to actions taken or inaction by the Ceding Company or the Reinsurer or any of their respective Affiliates at the specific written direction or request of Retrocessionaire or any of its Affiliates.
“Retrocessionaire Indemnified Parties” has the meaning set forth in Section 8.2.
“Retrocessionaire Provisions” has the meaning set forth in Schedule P.
“SAP” means the statutory accounting practices prescribed or, to the extent specified on Schedule E, permitted by the Governmental Authority responsible for the regulation of insurance companies in the Ceding Company Domiciliary State or the Reinsurer Domicile, as applicable.

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“Sanctioned Person” means, at any time, other than for purposes of Schedule 11.17, any Person (a) listed in any Sanctions list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the United Nations Security Council, (b) resident in or organized under the laws of an Embargoed Jurisdiction or (c) otherwise a target of U.S. Sanctions, including by reason of being owned or controlled by a Person described in the foregoing clauses (a) or (b).
“Sanctions” means U.S. Sanctions and any other economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United Nations Security Council, (b) the European Union, (c) His Majesty’s Treasury of the United Kingdom, (d) Switzerland or (e) Bermuda.
“Section 953(d) Election” has the meaning set forth in Section 9.4.
“Security Funding Reporting Date” has the meaning set forth in Section 3.8(a)(ii).
“Security Incident” means an act or attempt to gain unauthorized access to, to misuse or to exfiltrate Personal Information or other Confidential Information of the Ceding Company or its Affiliates processed, transmitted or stored by the Reinsurer, the Retrocessionaire or any of its or their Affiliates or Representatives in connection with this Agreement (i) of which notice is required to be provided to any Governmental Authority, (ii) which has a reasonable likelihood of materially harming any material part of operations in connection with this Agreement; or (iii) which results in the deployment of ransomware within a material part of information systems used in connection with this Agreement. For greater certainty, an unsuccessful or inconsequential Security Incident or other incident that does not represent a material threat to confidentiality, integrity or availability of Personal Information or Confidential Information of the Ceding Company (such as scans, pings, broadcast attacks, unsuccessful log-on attempts, denials of service or unsuccessful automated attempts to penetrate computer networks) shall not, in isolation, meet the thresholds in (ii) or (iii) in the preceding sentence.
“Segregated Account” means a segregated bank account of the Reinsurer identified on its books and records as relating to this Agreement.
“Single Effective Discount Rate” means a single effective discount rate (with discounting occurring in compounded, daily increments to the Effective Date) determined such that (x) the discounted value of all Fee Payments (as defined in the Retrocession Agreement), minus (y) the discounted value of all Expected Net Premium (as contained in Exhibit B of the Retrocession Agreement), equals (z) the final Base Deposit Balance.
“Specified Balance” means the result of (a) an amount equal to $[***] on the Closing Date, which shall reduce by $[***] on each anniversary of the Closing Date until such amount is equal to [***], plus (b) the result (which may be positive or negative) of (i) the Book Value of the Eligible Assets in the Segregated Account minus (ii) the Fair Market Value of the Eligible Assets in the Segregated Account, in each case as of such date of determination, with the amount in (b) deemed zero if the ratio of the Fair Market Value and Book Value of the Eligible Assets in the Segregated Account is greater than [***].

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“Subsidiary Grantor” means Fortitude Re Investments, LLC, a Delaware limited liability company and, as of the date hereof, a wholly-owned subsidiary of the Reinsurer.
“Subsidiary Trust Account” means the trust account established by the Subsidiary Grantor for the benefit of the Ceding Company under the Subsidiary Trust Agreement.
“Subsidiary Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Subsidiary Grantor, the Ceding Company and the Trustee.
“Tax” has the meaning set forth in the Master Transaction Agreement.
“Tax Authority” means, with respect to any Tax, any government or political subdivision thereof that imposes such Tax, and any agency charged with the collection, assessment, determination or administration of such Tax for such government or subdivision.
“Terminal Settlement” means the applicable amount calculated in accordance with Schedule I.
“Terminal Settlement Statement” has the meaning set forth in Section 7.4(a).
“Third Parties” has the meaning set forth in Section 11.10(b)(i).
“Third Party Accountant” means Deloitte or KPMG or, if Deloitte or KPMG is unwilling or unable to serve, another independent certified public accounting firm in the United States of international recognition mutually agreeable to the Ceding Company and the Reinsurer and that is not the auditor or independent accounting firm of any of the Parties or their Affiliates; provided, that if the Parties are unable to agree upon such accounting firm within ten (10) Business Days of being notified that Deloitte or KPMG is unwilling or unable to serve, either Party may request that the American Arbitration Association appoint, within ten (10) Business Days from the date of such request or as soon as practicable thereafter, an independent and impartial certified public accounting firm in the United States of international recognition that is not the auditor or independent accounting firm of any of the Parties of any of their Affiliates to serve as the Third Party Accountant.
“Third Party Actuary” means Oliver Wyman U.S.; provided that, any personnel of Oliver Wyman U.S. who were involved in providing any services to any Party hereunder in connection with this Agreement or the other Transaction Agreements, or in evaluating the transactions contemplated hereunder and thereunder, or who has provided services to any Party during the prior twelve months (as of such time of determination) shall be not be permitted to participate in any manner whatsoever (including in a consulting or advisory capacity) in Oliver Wyman U.S.’s role as a Third Party Actuary hereunder; provided, further, that if Oliver Wyman U.S. is disqualified pursuant to the requirements of this definition or is unwilling or unable to serve, another independent actuarial firm in the United States of national recognition mutually agreeable to the Ceding Company and the Reinsurer and the Retrocessionaire (if applicable) and that is not the auditor or actuarial or independent accounting firm of any of the Parties or their Affiliates and is otherwise independent and impartial and who is a qualified Fellow of the Society of Actuaries (FSA); provided, further, that if the Parties are unable to agree upon such actuarial firm within ten

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(10) Business Days of being notified that Oliver Wyman U.S.is disqualified pursuant to the requirements of this definition or is unwilling or unable to serve, either Party may request that the American Arbitration Association appoint, within ten (10) Business Days from the date of such request or as soon as practicable thereafter, an independent and impartial actuarial firm in the United States of national recognition that is not the auditor or actuarial or independent accounting firm of any of the Parties or their Affiliates, who is a qualified Fellow of the Society of Actuaries (FSA), to serve as the Third Party Actuary.
“Third Party Claim” means any claim, action, suit or proceeding made or brought by any Person that is not a party to this Agreement (it being understood that the Retrocessionaire is a party to this Agreement) and is not an Affiliate of any party to this Agreement.
“Transaction Agreements” has the meaning set forth in the Master Transaction Agreement.
“Tribunal” has the meaning set forth in Section 11.5(b)(i).
“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.
“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and the Trustee.
“Trustee” means U.S. Bank National Association or any successor trustee under the Trust Agreement or the Subsidiary Trust Agreement, as the case may be.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“U.S. Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control, the U.S. Department of the Treasury or the U.S. Department of State.
“Valuation Expert” means an independent valuation firm (i) with expertise in the asset or asset class under dispute, (ii) that is independent and impartial, (iii) that is not a competitor of the investment manager of the Trust Account, the Subsidiary Trust Account or the Segregated Account with respect to such asset or asset class under dispute and (iv) that is mutually acceptable to the Ceding Company and the Reinsurer.
ARTICLE II.

BASIS OF REINSURANCE AND BUSINESS REINSURED
Section 2.1.    Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Ceding Company for, the Quota Share of the Reinsured Liabilities payable by the Ceding Company after the Effective Time (the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force,

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without reduction, unless such reinsurance is terminated or recaptured as provided herein. For the avoidance of doubt, the reinsurance hereunder shall be effected as if there are no ceded reinsurance agreements of the Ceding Company other than the PLA Affiliate Reinsurance Agreement, the Inuring Reinsurance, this Agreement and the Retrocession Agreement.
Section 2.2.    Insurance Contract Changes. Except (i) as directed or agreed by the Reinsurer in advance in writing, (ii) for any changes initiated by the holder of any Reinsured Policy pursuant to the terms of such Reinsured Policy, (iii) for any changes mandated by Applicable Law, in which case the Ceding Company shall notify the Reinsurer of such change, (iv) in accordance with and subject to Section 2.6, Section 2.7, Section 3.14 or Section 3.15 or (v) for premium rate increase actions conducted in accordance with Section 3.12, the Ceding Company shall not, on its own initiative, change the terms of any Reinsured Policy or permit PLA to change the terms of any Reinsured IDI Policy. The Ceding Company shall provide prompt written notification to the Reinsurer of any changes with respect to the terms and conditions of any of the Reinsured Policies.
Section 2.3.    Liability. The Reinsurer’s Liability under this Agreement shall attach as of the Effective Time and, subject to Section 2.2, Section 3.15 and the other terms and conditions of this Agreement, the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates, conditions and Premiums payable to the Ceding Company, and to the same modifications, alterations and cancellations of the Reinsured Policies as the Ceding Company. For the avoidance of doubt, if the Ceding Company’s liability under the Reinsured Policies is changed because of changes made on or after the Effective Time in the terms and conditions of the Reinsured Policies, the Reinsurer will only share in the change if such change is made in accordance with Section 2.2.
Section 2.4.    Indemnity Reinsurance. This Agreement is an indemnity coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only Party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.
Section 2.5.    Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Policies.
Section 2.6.    Reinstatements and Exclusions. If any Reinsured Policy that has lapsed is subsequently reinstated (a) in accordance with its express policy terms and conditions, (b) as required by Applicable Law or a Governmental Authority with competent jurisdiction or (c) in accordance with the customary practices and policies of the Ceding Company and its Affiliates with respect to the Other LTC Policies or Other IDI Policies, as applicable, and the Reinsured Policies and consistent with the guidelines set forth on Schedule 2.6, in each case, prior to the termination of this Agreement, the reinsurance for such Reinsured Policy under this Agreement shall be reinstated automatically. The Ceding Company shall pay the Reinsurer an amount in cash equal to (i) the then-applicable statutory reserves attributable to such Reinsured Policy determined as of the date of reinstatement to the extent the calculation of the Initial Reinsurance Premium as finally determined and transferred to the Reinsurer did not contemplate the lapsed policy, plus (ii) the Quota Share of all amounts received by the Ceding Company in connection with the reinstatement of such Reinsured Policy.

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Section 2.7.    Misstatement of Fact. In the event of a change in the amount payable under a Reinsured Policy due to a misstatement of fact, the Reinsurer’s liability with respect to such Reinsured Policy will change proportionately. Such Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Premiums, as mutually agreed between the Parties, without interest, will be made.
Section 2.8.    Programs of Internal Replacement; Exchange Programs. Except for Buyout Settlements, Buyout Payments and Policy Options in connection with rate increases contemplated under Section 3.12 or as otherwise consented to by the Reinsurer, the Ceding Company shall not, and shall cause its Affiliates not to, directly or indirectly, undertake, solicit, sponsor, knowingly and intentionally encourage or support any exchange program in respect of the Reinsured Policies or otherwise target in a directed, programmatic or systematic manner the Reinsured Policies for replacement or take any actions with respect to the Reinsured Policies designed or intended to cause Policyholders of the Reinsured Policies to surrender or lapse or otherwise exchange a Reinsured Policy for another policy; provided, however, that (a) the actions and recommendations of the agents, general agents or brokers of the Ceding Company or its Affiliates, acting independently and not at the direction of the Ceding Company or its Affiliates, shall not constitute a program of internal replacement, (b) any actions required by Applicable Law or required or requested in writing by a Governmental Authority with competent jurisdiction over the Ceding Company or the Reinsured Policies shall not constitute a program of internal replacement and (c) nothing in this Section 2.8 shall prohibit the Ceding Company or any of its Affiliates from (i) engaging in general solicitations or marketing efforts not targeted at Policyholders, or otherwise issuing policies to any Person who contacts the Ceding Company or any of its Affiliates on his or her own initiative without solicitation or as a result of such general solicitations or marketing efforts or (ii) providing notices to Policyholders required by Applicable Law or a Governmental Authority.
Section 2.9.    Retrocession. The Reinsurer may cede all or any portion of the Reinsured Liabilities other than any such liabilities already ceded under the Retrocession Agreement; provided that (a) the Reinsurer shall at all times retain, net for its own account (and not reinsured or retroceded) not less than ten percent (10%) of the Reinsured Liabilities, in each case, net of the liabilities ceded under the Retrocession Agreement (the “Reinsurer Minimum Retention”) and (b) shall not retrocede any such Reinsurer Minimum Retention without the prior written consent of the Ceding Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Ceding Company’s consent shall not be required in respect of the Reinsurer’s retrocession or other conveyance of the Reinsurer Minimum Retention (or any other part of the risks assumed hereunder) to any Affiliate of the Reinsurer.
Section 2.10.    Retention.
(a)Without the prior written consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed), the Ceding Company and its Affiliates shall not reinsure or transfer the aggregate risk under Other LTC Policies in excess of the then-applicable LTC Retention Level.

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(b)The Ceding Company and its Affiliates shall retain for its or their own account at least [***] percent ([***]%) of the aggregate statutory reserves on the risks under the IDI Policies in effect as of the date of determination, and not reinsure or transfer such net retained portion to any Person without the prior written consent of the Reinsurer.
Section 2.11.    Existing Reinsurance Agreements. The Ceding Company (a) shall not, and shall cause its applicable Affiliates not to, without the prior written consent of the Reinsurer, initiate or voluntarily consent to (i) the termination of the PLA Affiliate Reinsurance Agreement or any Inuring Reinsurance with respect to the IDI Policies or (ii) modify, amend, supplement, replace or restate, or waive its rights under, the PLA Affiliate Reinsurance Agreement or any Inuring Reinsurance, to the extent relating to the IDI Policies and (b) shall, and shall cause its applicable Affiliates to, comply in all material respects with the terms and conditions of, and perform its and their obligations and exercise and enforce its and their available rights and remedies under, the PLA Affiliate Reinsurance Agreement and any Inuring Reinsurance, to the extent relating to the IDI Policies.
ARTICLE III.

PAYMENTS; ADDITIONAL CONSIDERATION; ADMINISTRATION
Section 3.1.    Payments by the Parties.
(a)On the Closing Date, (i) the Ceding Company and the Reinsurer shall transfer amounts as set forth in Section 2.03 of the Master Transaction Agreement and (ii) the Reinsurer shall transfer the Specified Balance to the Segregated Account, which may be in accordance with Section 4.8(c).
(b)Following the Closing Date, in accordance with Section 2.04 and Section 2.05 of the Master Transaction Agreement, the Parties will finalize the Initial Reinsurance Premium in respect of the Reinsured Policies and make any adjustment payments or Trust Account or Subsidiary Trust Account deposits necessary to reflect the difference between (i) the amounts reflected on the Final Statement of Net Settlement and the Estimated Statement of Net Settlement and (ii) the Base Deposit Balance and the Estimated Base Deposit Balance, in each case as such estimated amounts may be adjusted pursuant to Section 2.03(b) of the Master Transaction Agreement; provided that, in connection with any adjustment payment to be made by the Reinsurer pursuant to this Section 3.1(b) or otherwise in connection with the transactions contemplated by this Agreement, the Reinsurer may (and may direct the Subsidiary Grantor to) withdraw Eligible Assets from the Trust Account and Subsidiary Trust Account, as applicable, in accordance with the procedures set forth in the Trust Agreement and the Subsidiary Trust Account, as the case may be, in each case with the prior consent of the Ceding Company (not to be unreasonably withheld, conditioned or delayed, it being understood that the Ceding Company’s withholding, conditioning or delay of such consent shall be deemed reasonable if, other than with respect to the withdrawal of cash, the Market-to-Book Ratio would decline as a result of such withdrawal).
Section 3.2.    Additional Consideration. As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to the Quota Share of Ceded Premiums and any and all other collections and recoveries relating to the Reinsured Risks, in each

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case, to the extent actually received by or on behalf of the Ceding Company after the Effective Time (the “Additional Consideration”).
Section 3.3.    Delayed Payments. If there is a delayed settlement of any undisputed payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.3 a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such undisputed payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such undisputed payment may be timely made under the applicable provision.
Section 3.4.    Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.
Section 3.5.    Offset. Except as otherwise provided under Applicable Law, any debts or credits incurred in favor of or against either the Ceding Company or the Reinsurer under or with respect to this Agreement are deemed mutual debts or credits and may be set off, and only the net balance shall be allowed or paid, regardless of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer. Such right shall apply to the full extent permitted under the laws of the domicile of the insolvent Party.
Section 3.6.    Policy Administration.
(a)Other than as set forth in the Ceding Company Disclosure Schedule delivered to the Reinsurer in connection with the Master Transaction Agreement, the Ceding Company confirms that it has the authority to take premium rate increase actions, perform administrative activities and engage in other related activities with respect to the Reinsured LTC Policies ceded under this Agreement as contemplated herein and, as of the date hereof and as of the Effective Date, there is no restriction from any Person pursuant to any contractual arrangement or from any Governmental Authority limiting or prohibiting such action.
(b)The Ceding Company shall provide or cause to be provided, including by its Affiliates, all administrative and related services with respect to the Reinsured Policies, including, without limitation, billing and collection, communications with policyholders, policy changes, claims management services and, with respect to Reinsured LTC Policies, wellness initiatives and rate increases (collectively, the “Administrative Services”). The Ceding Company agrees to and shall cause its Affiliates to perform the Administrative Services (i) in a professional and timely manner, in good faith and in accordance with industry standards and with the skill, diligence and expertise in administering long-term care and individual disability income insurance policies, as applicable, that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, with no less than the standard of care that is applied by the Ceding Company and its Affiliates with respect to the Reinsured Policies as of the date hereof, (ii) in all material respects in accordance with the terms of the Reinsured Policies, (iii) in

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the case of the Reinsured Policies, in a manner consistent with the Ceding Company’s or its Affiliates’ practices, administration and performance as administrator of Other LTC Policies (taking into account any applicable differences in attained age) and the Other IDI Policies, as applicable, including those policies and procedures with respect to litigated, contested, appealed or mediated claims and with respect to completeness, diligence, accuracy, quality, timeliness, frequency, volume, amount, priority, care, responsiveness and detail, as such policies and procedures may be reasonably amended from time to time and (iv) in accordance with the terms of this Agreement and Applicable Law, including the maintenance by the Ceding Company, its applicable Affiliates or its applicable subcontractors of all Permits from Governmental Authorities that are necessary to perform the administration contemplated by this Section 3.6 (the “Performance Standard”). At any time, if the Ceding Company and its Affiliates fail to satisfy the Ceding Company Reserves Threshold, then during such time, the Ceding Company may not materially change or alter the procedures or processes for the claims-paying or administrative practices with respect to the Reinsured LTC Policies without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, conditioned or delayed. In any event, the Ceding Company shall not reduce the Performance Standard with respect to its administration of the Reinsured Policies. The Ceding Company shall provide notice of any material change to its procedures or processes for the claims-paying or administrative practices relating to its administration of the Reinsured Policies. In the event the Ceding Company proposes to make any material change to its procedures or processes for the claims-paying or administrative practices relating to its administration of the Reinsured LTC Policies during such time, the Ceding Company shall give the Reinsurer notice of such proposals and provide such other information with respect thereto that may be reasonably requested by the Reinsurer for purposes of determining whether to provide consent.
(c)The Ceding Company may transfer, assign, delegate or subcontract for the performance of all or any portion of the Administrative Services to any other Person; provided, that the Ceding Company may only transfer, assign, delegate or subcontract all or any portion of the Administrative Services to any Person in a manner no less favorable to the Reinsurer than as to the Ceding Company; provided, however, if the Ceding Company and its Affiliates fail to satisfy the Ceding Company Reserves Threshold, then the Ceding Company will obtain the Reinsurer’s consent (which shall not be unreasonably withheld, conditioned or delayed) prior to transferring, assigning, delegating or subcontracting any material portion of the Administrative Services for the Reinsured LTC Policies. Without limiting the foregoing, (i) no transfer, assignment, delegation or subcontracting of the performance of Administrative Services shall relieve the Ceding Company from any of its obligations hereunder, and (ii) the Ceding Company shall remain responsible for all obligations or liabilities of such transferee, assignee, delegee or subcontractor with respect to the performance of the obligations hereunder as if performed by the Ceding Company.
(d)To the extent that the Ceding Company proposes to delegate or delegates any material administrative services (including accepting premiums, benefit payments and claims handling and adjusting) with respect to any Reinsured Policy hereunder to any non-Affiliate, the Ceding Company shall provide the Reinsurer with notice of such delegation and, upon the Reinsurer’s request, the Ceding Company shall provide to the Reinsurer any due diligence or evaluation materials received by the Ceding Company or its Affiliates from such non-Affiliated subcontractor, subject to the Reinsurer entering into any customary confidentiality agreement with

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such non-Affiliate subcontractor as may be reasonably required by such non-Affiliate subcontractor, which materials will include a copy of such subcontractor’s SSAE 18 Type I or II report solely to the extent provided and contractually permitted to be shared with the Reinsurer, and if not provided or able to be shared, the other due diligence materials collected at the discretion of the Ceding Company or its Affiliates as would be reasonably expected to cover similar information, in each case, to the extent that the Ceding Company or its applicable Affiliates is contractually permitted to provide such materials to the Reinsurer. Without limiting the foregoing, the Ceding Company will provide to the Reinsurer any reports it actually receives relating to service level information or significant testing exceptions of such non-Affiliated subcontractor, subject to the Reinsurer entering into any customary confidentiality agreement with such non-Affiliate subcontractor as may be reasonably required by such non-Affiliate subcontractor.
(e)In the event that the Ceding Company is unable, for any reason, to perform all or a material portion of the Administrative Services in compliance with the Performance Standard for a period that is reasonably expected to exceed thirty (30) consecutive calendar days, where such failure to perform would, individually or in the aggregate, reasonably be expected to be material and adverse to the Reinsurer (“Administrative Failure”), the Ceding Company shall promptly provide notice to the Reinsurer of the Ceding Company’s inability to perform the applicable Administrative Services and the Reinsurer may also provide notice to the Ceding Company of an Administrative Failure, which may include recommendations that the Ceding Company take specific corrective actions in order to improve the Ceding Company’s administration of the impacted Reinsured Policies. Within sixty (60) days from the Ceding Company’s delivery or receipt of any such notice, the Ceding Company shall deliver to the Reinsurer a corrective action plan (the “Corrective Action Plan”) setting forth a strategy to remedy the inability of the Ceding Company to perform such Administrative Services (which may include, upon written consent of the Reinsurer, obtaining an alternative means of providing such Administrative Services) and a reasonable timeline to implement such strategy. The Ceding Company shall consider in good faith any changes to the Corrective Action Plan reasonably requested by the Reinsurer, and the Ceding Company shall use commercially reasonable efforts to implement such Corrective Action Plan as soon as reasonably practicable. The Ceding Company shall keep the Reinsurer reasonably apprised of the implementation of the Corrective Action Plan and, if (a) the Ceding Company has not commenced implementation of such Corrective Action Plan within thirty (30) calendar days after delivery of such Corrective Action Plan to the Reinsurer, (b) the Ceding Company has not fully implemented such Corrective Action Plan in accordance with the reasonable timeline mutually agreed by the Parties as set forth therein or (c) the Reinsurer does not agree with the Corrective Action Plan, the Ceding Company shall, following consultation with the Reinsurer, obtain an alternative means of providing such Administrative Services. The Ceding Company shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Administrative Services and in order to restore such Administrative Services or in connection with the Reinsurer’s obtaining an alternative means of providing such Administrative Services.
(f)Promptly following the date hereof, each Party shall appoint and provide written notice to the other parties of the name, title and contact information for one or more individuals who shall each be a current officer or employee of such Party or an Affiliate thereof and who shall serve as such Party’s primary contacts with respect to issues that may arise out of the

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administration of the Reinsured Policies (each, a “Coordinator”). Each Party may replace any of their respective Coordinators by giving notice as soon as reasonably practical to the other Party stating the name, title and contact information for the new Coordinator. The Coordinators will have primary responsibility on behalf of their respective Party to communicate and coordinate with the other Coordinators with respect to issues relating to the administration of the Reinsured Policies. The Coordinators shall meet, either in person or telephonically, at least quarterly until the 2nd anniversary of this Agreement and twice per calendar year thereafter and more frequently as they may determine to be necessary or appropriate. In the event there is an open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Parties under this Agreement with respect to the administration of the Reinsured Policies, the Coordinators shall meet as soon as reasonably practicable and shall use reasonable efforts and work together in good faith to resolve any such disagreements or disputes between the Parties as expeditiously as possible. Subject to Section 3.6(e), if the Coordinators are unable to resolve a dispute, the Parties shall submit the dispute to the Third Party Actuary or, if such dispute is not with respect to an actuarial matter, to arbitration in accordance with Section 11.5(b).
(g)The Coordinators shall discuss topics of importance to administration of the Reinsured Policies, pursuant to meeting protocols developed by the Coordinators from time to time, with such topics, including, by way of example, proposed changes by the Ceding Company in its administrative or claims management practices and procedures relating to its administration of the Reinsured Policies, proposed and pending Rate Increase Request Filings, the LLR calculations, audit findings pursuant to Section 5.3, Ceding Company’s compliance with the standard set forth in Section 3.6(a), Administration Initiatives and other matters related to the Reinsured Policies.
(h)During the term of this Agreement, either Party may propose to the other that claims modernization initiatives, wellness programs and other additions to the Administrative Services (collectively, “Administration Initiatives”) be implemented with respect to the Reinsured Policies. Any such proposal shall include a reasonable description of the recommended Administration Initiatives and the estimated costs (including implementation and on-going costs) and benefits.  If the Parties mutually agree (i) that an Administration Initiative should be implemented and (ii) on the impact to the Expense Allowance in connection with implementing such Administration Initiative, then such Administration Initiative shall be deemed added to the definition of Administrative Services hereunder (it being understood that, in the Ceding Company’s sole discretion, such Administration Initiative may or may not be applicable to, or may or may not be implemented with respect to, Other LTC Policies and Other IDI Policies) and the Expense Allowance shall be adjusted in accordance with Section 3.7.
Section 3.7.    Expense Allowance. In consideration of the Administrative Services, from and after the Effective Time, the Ceding Company shall be entitled to an expense allowance, which expense allowance shall be paid by the Reinsurer to the Ceding Company pursuant to Section 3.8(c) and calculated in accordance with the formula set forth on Schedule F-1 with respect to the Reinsured IDI Policies and Schedule F-2 with respect to the Reinsured LTC Policies (together, the “Expense Allowance”), as may be adjusted by the Ceding Company on a prospective basis with the written consent of the Reinsurer in connection with the Ceding Company’s implementation of an Administration Initiative. The Reinsurer shall bear no part of the expenses incurred by the Ceding Company in connection with administering the Reinsured Policies other

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than the Expense Allowance or as otherwise provided in Section 3.15. The Ceding Company acknowledges and agrees that the allowance for any premium Taxes or similar Taxes, state guarantee fund assessments or special assessments paid or payable by the Ceding Company in connection with the Reinsured Policies and any amounts due under any of the Producer Agreements or otherwise payable to Producers in connection with the Reinsured Policies are also included in the Expense Allowance.
Section 3.8.    Accounting and Settlement.
(a)Reinsurer Asset Valuation Report and Monthly Investment Compliance Report.
(i)Within fifteen (15) Business Days following the end of each Monthly Accounting Period, the Reinsurer shall deliver to the Ceding Company a report (each, an “Asset Valuation Report”) substantially in the form of, and containing the information set forth in, Exhibit A-1, including a list of each asset on deposit in the Trust Account, the Subsidiary Trust Account and the Segregated Account, together with the Fair Market Value and Book Value of the Eligible Assets in the Trust Account, the Subsidiary Trust Account and the Segregated Account on an asset-by-asset basis and an aggregate basis, and a calculation (with reasonable supporting detail) of the Post-Closing IMR Amount, in each case, as of the last Business Day of such Monthly Accounting Period. In preparing the Asset Valuation Report, the Reinsurer shall use commercially reasonable efforts to prepare such report based on current data. If such current data cannot be utilized for such report, the Reinsurer shall produce best estimates, with any data supplied as a “best estimate” appropriately labeled or identified, and shall use commercially reasonable efforts to provide an amended Asset Valuation Report based on current data no more than ten (10) Business Days after such report was originally due.
(ii)Within twenty-two (22) Business Days following the end of each Monthly Accounting Period (the “Security Funding Reporting Date”), the Reinsurer shall deliver to the Ceding Company (A) a certification in the form of, and containing the information set forth in, Exhibit A-2, certifying that the Book Value of the Eligible Assets included in the Trust Account and the Subsidiary Trust Account, measured together, is equal to or greater than the Required Balance as of the relevant date of determination and (B) a compliance report in the form of, and containing the information set forth in, Exhibit A-3, setting forth the compliance of the assets in the Trust Account, the Subsidiary Trust Account and the Segregated Account, measured together, with the Investment Guidelines then in effect, tested as of the last Business Day of the applicable Monthly Accounting Period (cumulatively for an applicable Monthly Accounting Period, a “Monthly Investment Compliance Report”). In preparing the Monthly Investment Compliance Report, the Reinsurer shall use commercially reasonable efforts to prepare such report based on current data. If such current data cannot be utilized for such report, the Reinsurer shall produce best estimates, with any data supplied as a “best estimate” appropriately labeled or identified, and shall use commercially reasonable efforts to provide an amended Monthly Investment Compliance Report based on current data no more than ten (10) Business Days after such report was originally due.

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(b)Ceding Company Monthly Settlement Report. No later than fifteen (15) Business Days after the end of each Monthly Accounting Period, the Ceding Company shall prepare and deliver to the Reinsurer, with a copy to the Retrocessionaire, a report (each, a “Monthly Settlement Report”) substantially in the form of, and containing the information set forth in, Exhibit B, including a statement that sets forth the net amount due to the Ceding Company from the Reinsurer, or to the Reinsurer from the Ceding Company, as applicable, under Sections 2.1, 3.2, 3.7, 3.13 and Article VIII for the applicable Monthly Accounting Period.
(c)Settlements. Monthly settlements shall be effected as follows: (i) if the Monthly Settlement Report shows that the Ceding Company owes the Reinsurer a positive amount, the Ceding Company will pay such amount simultaneously with the delivery to the Reinsurer of the Monthly Settlement Report and (ii) if the Monthly Settlement Report shows that the Reinsurer owes the Ceding Company a positive amount, the Reinsurer shall pay the undisputed amount owed within fifteen (15) Business Days after receiving the Monthly Settlement Report. All amounts payable pursuant to this Section 3.8(c) shall be made in cash or its equivalent.
(d)Disputes. In the event that the Ceding Company has any good faith objection to the calculation of any valuation set forth in any Asset Valuation Report or Monthly Investment Compliance Report or whether any asset is an Eligible Asset as set forth in such Monthly Investment Compliance Report or the Reinsurer has any good faith objection to the calculation of any items set forth in the Monthly Settlement Report (in such capacity, the “Objecting Party”), the Objecting Party may deliver written notice to the other Party within ten (10) Business Days after its receipt of the Asset Valuation Report, within thirty (30) calendar days after its receipt of the Monthly Investment Compliance Report or Monthly Settlement Report or within the timeframe set forth in Section 3.8(e) in respect of a Calculation Error Dispute Notice. Following receipt of a notice of objection pursuant to the first sentence of this Section 3.8(d) or a Calculation Error Dispute Notice pursuant to Section 3.8(e), the Parties shall attempt in good faith to resolve such disagreement for a period of two (2) Business Days in the case of a dispute related to an Asset Valuation Report or a period of thirty (30) calendar days in the case of a dispute related to a Monthly Investment Compliance Report, a Monthly Settlement Report or a Calculation Error Dispute Notice. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties do not resolve any such disagreement within the applicable time period set forth in the immediately preceding sentence, the Parties shall jointly submit the dispute to (i) the Valuation Expert within two (2) Business Days after the expiration of the applicable time period in the case of a dispute related to an Asset Valuation Report or the Monthly Investment Compliance Report or (ii) the Third Party Accountant in the case of a dispute related to the Monthly Settlement Report or the Calculation Error Dispute Notice, in each case within fifteen (15) Business Days after the expiration of the applicable time period. The Parties shall instruct the Valuation Expert or Third Party Accountant, as applicable, to limit its review to matters objected to by the Objecting Party and not resolved by written agreement of the Parties and to render a decision within ten (10) Business Days after submission of the dispute to such Valuation Expert in the case of a dispute related to an Asset Valuation Report or within forty-five (45) calendar days after submission of the dispute to such Third Party Accountant, in the case of a dispute related to a Monthly Investment Compliance Report, a Monthly Settlement Report, or a Calculation Error Dispute Notice, and the decision of such Valuation Expert or Third Party Accountant, as applicable, with respect to such dispute shall be final and binding upon the Parties

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and incorporated into the applicable report; provided that the Ceding Company or the Reinsurer may request that the Valuation Expert or Third Party Accountant, as applicable, correct any clerical, typographical or computational errors. The fees of the Valuation Expert or Third Party Accountant shall be borne by the Party whose position with respect to the matter in dispute is further from the final determination of the Valuation Expert or Third Party Accountant, as applicable. Any Objecting Party whose position is twice determined to be further from the final determination of the Valuation Expert or Third Party Accountant, as applicable, within a period of ninety (90) calendar days shall not be permitted to file another written notice of objection pursuant to the first sentence of this Section 3.8(d) until the second calendar quarter following the end of such ninety-day period. Notwithstanding any other provision of this Agreement to the contrary, a Party’s obligation to make the undisputed portion of any payment pursuant to this Section 3.8 or, in the case of Reinsurer, to make the undisputed portion of any deposit to the Trust Account (or to cause the Subsidiary Grantor to make the undisputed portion of any deposit to the Subsidiary Trust Account) pursuant to Section 4.8, shall become due on the date specified in such Sections 3.8 and 4.8, irrespective of the pendency of any dispute initiated pursuant to this Section 3.8(d). Any amounts paid by a Party pursuant to Section 3.8 that are subsequently determined not to be due shall be refunded to such Party with interest calculated thereon at the Interest Rate from the date of payment thereof to the date prior to the date of refund.
(e)Quarterly Review. During the thirty (30) Business Days following the end of any calendar quarter, at the Reinsurer’s or the Ceding Company’s request, the Parties shall confer and consult with each other regarding any potential calculation errors that may have been made on any of the Monthly Settlement Reports delivered in respect of any of the Monthly Accounting Periods during such quarter that were not previously the subject of a dispute pursuant to Section 3.8(d). To the extent the Parties agree that such errors have been made, if necessary to correct any such errors, any amounts that may be owed by one Party to the other shall be paid with interest calculated thereon at the Interest Rate from the first day immediately following the date such payment would have been due to the date of payment. To the extent the Parties disagree whether a calculation error has been made in respect of the Monthly Settlement Reports that relate to a calendar quarter, the Party that believes an error has been made shall promptly send a written calculation error dispute notice (a “Calculation Error Dispute Notice”) to the other Party within thirty (30) Business Days following the end of such calendar quarter.
Section 3.9.    Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in U.S. dollars. All payments and all settlements of account between the Parties shall be in U.S. currency unless otherwise agreed by the Parties.
Section 3.10.    Additional Reports.
(a)By the relevant Capital Reporting Deadline, the Reinsurer shall provide to the Ceding Company and the Retrocessionaire the ECR Ratio Report setting forth a calculation of the ECR Ratio of the Reinsurer as of the last day of the immediately preceding calendar quarter. For the avoidance of doubt, the calculation for the first three (3) calendar quarters of each year will be estimated in good faith by the Reinsurer. If requested by the Ceding Company, the Reinsurer shall provide reasonable supporting detail with respect to each such calculation.

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(b)(i) The Reinsurer shall provide written notice to the Ceding Company and the Retrocessionaire of the occurrence of any Collateral Triggering Event or Recapture Triggering Event within five (5) Business Days after it becomes aware of such occurrence and (ii) the Ceding Company may notify the Reinsurer of the occurrence of any Collateral Triggering Event or Recapture Triggering Event if the Reinsurer has not notified the Ceding Company of such occurrence in accordance with the preceding clause (i). In addition, the Reinsurer shall promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a Collateral Triggering Event or Recapture Triggering Event has occurred or is continuing.
(c)At the Ceding Company’s or the Retrocessionaire’s written request, the Reinsurer shall provide to the requesting party a copy of (i) the annual unaudited statutory financial statements of the Reinsurer, (ii) the audited annual GAAP balance sheet and income statements of the Reinsurer and (iii) to the extent prepared, quarterly unaudited statutory financial statements of the Reinsurer.
(d)At the Reinsurer’s written request, the Ceding Company shall provide to the Reinsurer and the Retrocessionaire a copy of its annual and quarterly NAIC statement blank and a copy of its annual audited statutory financial statements along with the audit report thereon.
(e)At either the Reinsurer’s or the Ceding Company’s request at reasonable times and upon reasonable prior notice, no more than once per calendar quarter, the Reinsurer or the Ceding Company, as applicable, shall make available appropriate personnel or its Representatives for a meeting (in person or via teleconference or telephone) with the other party or its designated Representatives to discuss items included in the Asset Valuation Report, the Monthly Settlement Report, and/or the Monthly Investment Compliance Report.
(f)The Reinsurer and the Ceding Company shall provide to the other Party, and (at the request of the Reinsurer) shall provide a copy to the Retrocessionaire, information that is reasonably requested by such Party relating to the Reinsured Policies, including any information that the Reinsurer or the Ceding Company, as applicable, is required to report on its financial statements, including information that is necessary to prepare for the adoption of new accounting requirements, Tax returns, actuarial reports (including as to asset adequacy testing and actuarial analyses) and other financial reports; provided that, to the extent any such requested information is not reasonably available to the providing Party, the requesting Party shall reimburse the providing Party for its reasonable costs and expenses in preparing the requested information. The requesting Party will identify and communicate any such requests to the other Party sufficiently in advance of any required deadlines, to the extent practicable, such that the applicable information and timing for the provision therefore can be mutually agreed by the Parties.
(g)For so long as this Agreement remains in effect, the Ceding Company shall prepare and deliver to the Reinsurer, with concurrent Notice to any other Party as required by Section 11.1, the reports and certificates set forth in Schedule G-1 within the applicable periods listed thereon, with such changes to the form or otherwise as may be reasonably requested and agreed between the Ceding Company and the Reinsurer.

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(h)Unless otherwise expressly provided in Schedule G-1, any actuarial memorandum or information provided pursuant to this Section 3.10 is not, and shall not be deemed to constitute, any representation as to the ultimate adequacy or sufficiency of the Deposit Balance or reserves held by the Reinsurer or the Ceding Company, as applicable, in respect of the Reinsured Policies. Such memoranda, if any, are intended solely for the receiving Party’s actuary to perform his or her own annual actuarial analysis on behalf of such receiving Party consistent with such receiving Party’s actuary’s qualifications and professional standards. It is agreed and acknowledged by each Party hereto that neither Party is assuming any financial reporting obligations of the other Party hereto, any of their respective Affiliates or any other third party.
(i)For so long as this Agreement remains in effect, the Reinsurer shall prepare and deliver to the Ceding Company, with concurrent Notice to any other Party as required by Section 11.1, the reports and certificates set forth in Schedule G-2 within the applicable periods listed thereon, with such changes to the form or otherwise as may be reasonably requested and agreed between the Ceding Company and the Reinsurer.
(j)The Reinsurer and the Ceding Company may deliver any reports due to the other party and the Retrocessionaire under this Agreement via any mutually agreed electronic interface.
Section 3.11.    Producers. As regards the Reinsured Policies, the Ceding Company shall not, and shall cause its Affiliates not to, modify or amend, or waive any of its rights under, any agreement between it or any of its Affiliates, on the one hand, and any Producer, on the other hand, who has solicited, marketed or sold any of the Reinsured Policies, except (a) to the extent not related to the Reinsured Policies or (b) with the Reinsurer’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.
Section 3.12.    LTC Premium Rate Management.
(a)During the term of this Agreement, the Ceding Company shall, in the ordinary course of business, seek regulatory approvals for premium rate increases for each LTC Policy Series in a manner consistent with the Ceding Company’s past practices and procedures with respect to the Reinsured LTC Policies and Other LTC Policies and, for the avoidance of doubt, utilizing actuarial methods and processes consistent with those utilized with respect to Other LTC Policies.
(b)Additionally, each calendar year end, commencing with calendar year 2026, the Ceding Company shall provide Reinsurer with a report within one hundred and twenty (120) calendar days of the end of such calendar year setting forth its calculation of the LLR for the aggregate LTC Policy Series as of such calendar year end (each, an “LLR Report”). The LLR Report will include the following information:
(i)supporting information relating to the assumptions used to calculate the LLR for the aggregate LTC Policy Series in the same level of detail that would be included in a Rate Increase Request Filing;
(ii)a copy of the Ceding Company’s LTC Experience Actual vs Expected Trend Report for the aggregate LTC Policy Series based on current best estimates; and

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(iii)the LLR for the aggregate LTC Policy Series.
(c)No more often than twice per calendar year the Reinsurer may request in writing (which writing shall contain reasonable detail describing such request, including as to amount of increase) that the Ceding Company pursue regulatory approval to increase premium rates with respect to one or more LTC Policy Series in one or more Jurisdictions to support an LLR of not more than the LLR Target (a “Proposed Rate Increase”), and the Ceding Company shall consider such request in good faith and consistent with the guidelines for pursuit of Rate Increase Request Filings set forth on Schedule 3.12, which, so long as the Ceding Company satisfies the Ceding Company Reserves Threshold, may be updated by the Ceding Company without the consent of the Reinsurer from time to time to reflect its current practices with respect to Other LTC Policies, to the extent such update does not have a disproportionate adverse effect on the Reinsurer as compared to the Ceding Company; provided that, if the LLR included in the LLR Report exceeds the LLR Threshold, the Ceding Company may not unreasonably deny such Proposed Rate Increase; provided, further, that it shall not be unreasonable for the Ceding Company to deny any such Proposed Rate Increase if, in the Ceding Company’s reasonable judgment, such request (i) is not actuarially justified, (ii) would require that the Ceding Company make assumptions that are inconsistent with assumptions made with respect to the Other LTC Policies, (iii) is inconsistent with the Ceding Company’s guidelines for pursuit of Rate Increase Request Filings set forth on Schedule 3.12, as may be updated by the Ceding Company from time to time to reflect its current practices with respect to Other LTC Policies consistent with this Section 3.12 or (iv) is not advisable in light of the regulatory landscape in the relevant Jurisdiction, as determined by the Ceding Company in its reasonable discretion. If the Ceding Company accepts a Proposed Rate Increase, the Ceding Company shall use commercially reasonable efforts to seek regulatory approval for such Proposed Rate Increase in accordance with this Section 3.12. If the Ceding Company reasonably determines to deny a request for a Proposed Rate Increase, the Ceding Company shall deliver written notice thereof setting forth, in reasonable detail, the reason for the denial to the Reinsurer (the “Denial Notice”). If the Reinsurer disputes the reason for the denial set forth in the Denial Notice (the “Basis for Denial”), then the parties can move to the dispute resolution procedures under Section 3.12(f).
(d)In connection with any efforts undertaken hereunder by the Ceding Company to increase premium rates for any LTC Policy Series (whether pursuant to Section 3.12(a) or Section 3.12(c)), the Ceding Company shall prepare applications or filings required under Applicable Law to seek regulatory approval (or non-disapproval, as applicable, “Approval”) for such premium rate increase (such applications or filings that may be subject to adjustment by a Governmental Authority, the “Rate Increase Request Filings”) in each applicable state or other NAIC jurisdiction (each, a “Jurisdiction” and each such Governmental Authority, an “Insurance Regulatory Authority”). Following the Approval of a Rate Increase Request Filing, the Ceding Company shall implement as promptly as reasonably practicable any premium rate increase to the extent approved thereunder consistent with the Ceding Company’s past practices and procedures relating to the implementation of premium rate increases on its long-term care business (including the Other LTC Policies).
(e)With respect to any premium rate increase sought in accordance with this Section 3.12, only the Ceding Company, and not the Reinsurer, shall make any and all Rate Increase Request Filings and coordinate communications with Insurance Regulatory Authorities. The

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Ceding Company shall notify the Reinsurer in writing of any Approval for any LTC Policy Series within thirty (30) calendar days of receiving such Approval. Notwithstanding anything to the contrary set forth herein, the Ceding Company shall retain ultimate authority for all final decisions with respect to premium rate actions, including: (i) the order of any Rate Increase Request Filings with Insurance Regulatory Authorities with respect to each LTC Policy Series; provided that in establishing such order, the Ceding Company shall not treat Rate Increase Request Filings for the Reinsured LTC Policies in a less favorable manner than comparable Rate Increase Request Filings for the Other LTC Policies and shall utilize actuarial methods and processes for Rate Increase Request Filings for the Reinsured LTC Policies that are consistent with Rate Increase Request Filings for the Other LTC Policies; (ii) the requested amount of any premium rate increases, taking into account the LLR Target (if applicable); (iii) the terms of any new settlement or arrangement with any Insurance Regulatory Authority after the date of this Agreement that would impose any requirements, restrictions or limitations on any premium rate increase for any LTC Policy Series, including limitations on pending or subsequent premium rate increases on an LTC Policy Series; provided that, if such requirement, restriction or limitation would, or would reasonably expected to, have a disproportionate adverse effect on the Reinsurer as compared to the Ceding Company, the Ceding Company shall not agree to such settlement or arrangement without the consent of the Reinsurer (not to be unreasonably withheld, conditioned or delayed, it being understood that such consent shall be deemed to be received if the Ceding Company has not received a written objection from the Reinsurer by the earlier of (1) the tenth (10th) Business Day after the Ceding Company’s request for such consent or (2) such earlier date as may be required by an Insurance Regulatory Authority and communicated by the Ceding Company to the Reinsurer); and (iv) conducting any and all interactions with the applicable Insurance Regulatory Authorities regarding filing, approval, implementation and all other matters concerning rate increases contemplated under this Section 3.12. At the request of the Reinsurer, the Ceding Company shall keep the Reinsurer informed of and consult with the Reinsurer regarding any material requests or material communications with Insurance Regulatory Authorities relating to Rate Increase Request Filings and, to the extent the Ceding Company determines, in its sole discretion, that it would be feasible and advisable, the Ceding Company will invite the Reinsurer to such meetings or include the Reinsurer in such material communications (or portions thereof relating to Rate Increase Request Filings). As part of the quarterly or semi-annual meetings described in Section 3.6, the Ceding Company and the Reinsurer shall review and discuss loss ratios of the Reinsured LTC Policies, Rate Increase Request Filings and the status thereof and administration and management of the Reinsured Policies. The Ceding Company shall provide quarterly or semi-annual updates to the Reinsurer on the status of the Rate Increase Request Filings (regardless of whether pursued pursuant to Section 3.12(a) or Section 3.12(c)) and its then-current plans to pursue any premium rate increase (including the amount thereof) in any Jurisdiction. The Ceding Company shall consider in good faith any written recommendations timely received from Reinsurer regarding the Ceding Company’s communications with Insurance Regulatory Authorities, the Rate Increase Request Filings, or the amount of any premium rate increase that the Ceding Company plans to pursue, in each case, relating to the Reinsured LTC Policies.
(f)Dispute Resolution in regard to Rate Increases.
(i)If the Reinsurer has a good faith objection to the Basis for Denial set forth in a Denial Notice, the Ceding Company’s calculation of the LLR for the Reinsured LTC

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Policies set forth in an LLR Report or another matter relating to the Reinsured LTC Policies under Section 3.12, the Reinsurer shall, within thirty (30) calendar days of its receipt of the applicable Denial Notice, LLR Report or other notice, as applicable, provide a written notice of such objection, together with reasonable supporting detail concerning the Reinsurer’s objection (such notice, an “Objection Notice”). If the Reinsurer fails to deliver an Objection Notice within such thirty (30) calendar day period, the Reinsurer shall be deemed to have accepted the Ceding Company’s Denial Notice, the LLR calculations set forth in any LLR Report or other action, as applicable. During such thirty (30) calendar day period (and, if applicable, the subsequent Resolution Period) the Ceding Company shall cooperate with the Reinsurer and shall provide, upon the reasonable request of the Reinsurer, information and documentation, files and models, including any accountant or actuarial consultant work papers (provided, however, that the accountants and actuarial consultants shall not be obligated to make any working papers available to the Reinsurer unless and until the Reinsurer has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants or actuarial consultants (as the case may be)), and make reasonably available to the Reinsurer such personnel that have been involved in the relevant determination of the Ceding Company, in each case, to the extent reasonably necessary to evaluate the Basis for Denial, the LLR calculation or other action.
(ii)If an Objection Notice is provided by the Reinsurer to the Ceding Company within such thirty (30) calendar day period, the Reinsurer and the Ceding Company shall attempt in good faith to resolve any such objections stated therein between themselves, which negotiations shall be conducted within forty-five (45) calendar days following due delivery of such Objection Notice, or such other period as the Reinsurer and the Ceding Company may mutually agree to in writing (such period, the “Resolution Period”).
(iii)If the Reinsurer and the Ceding Company are unable to reach resolution during the Resolution Period, either the Reinsurer or the Ceding Company may submit the dispute to the Third Party Actuary; provided, however, that if such dispute (i) does not involve an actuarial matter or (ii) there is a disagreement as to whether a dispute involves an actuarial matter, in each case such dispute will be resolved through arbitration in accordance with Section 11.5(b).
(iv)The Reinsurer and the Ceding Company shall instruct the Third Party Actuary to limit its review to matters set forth in the Objection Notice and the decision of such Third Party Actuary with respect to any such dispute shall be (A) in compliance with the terms of this Agreement, (B) final and binding on the Parties and the Reinsurer and (C) incorporated into the applicable LLR Report, Rate Increase Request Filing(s) or other documentation relating to such decision, as applicable; provided, however, that the Ceding Company or the Reinsurer may request that the Third Party Actuary correct any clerical, typographical or computational errors in its decision within three (3) Business Days of the delivery of such decision to the Ceding Company and the Reinsurer.
(v)Within fifteen (15) calendar days following the receipt of the Third Party Actuary’s determination, the Ceding Company shall prepare and file the applicable Rate Increase Request Filing(s) that was the subject of the dispute pursuant to this Section 3.12(f)

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consistent with the Third Party Actuary’s determinations, unless the Third Party Actuary determines that the Ceding Company is not required to accept the Reinsurer’s request for a premium rate increase under Section 3.12(c), in which case the Ceding Company shall have no obligation to prepare or file the applicable Rate Increase Request Filing(s).
(vi)Each of the Reinsurer, on the one hand, and the Ceding Company, on the other hand, shall bear its own costs in connection with the dispute resolution process set forth in this Section 3.12(f) (e.g., fees of its attorneys and actuarial, accounting and other consultants). The fees of the Third Party Actuary shall be borne equally by the Reinsurer and the Ceding Company.
Section 3.13.    Experience Refunds. The Reinsurer shall pay to the Ceding Company experience refunds with respect to premium rate increases on the Reinsured LTC Policies calculated in accordance with Schedule B, as part of the settlement amount for each Monthly Accounting Period pursuant to Section 3.8.
Section 3.14.    Policy Options.
(a)The Ceding Company may, with the Reinsurer’s prior written consent, offer Policyholders the right to elect to receive a payment (a “Buyout Payment”) in exchange for a complete buy-back of such Policyholder’s Reinsured LTC Policy and discharge of the Ceding Company’s obligations thereunder (a “Buyout Settlement”). In the event a Policyholder elects to accept a Buyout Settlement and the Reinsurer has consented to the offering of such Buyout Settlement, the full amount of the applicable Buyout Payment shall constitute a Reinsured Liability and be reinsured under this Agreement. Upon a Buyout Payment in respect of any Reinsured LTC Policy, such policy, including any amendments, riders or endorsements attached thereto, shall cease to be a Reinsured Policy under this Agreement, and with the exception of the Buyout Payment (if the Reinsurer has consented to the relevant Buyout Settlement), the Reinsurer shall have no further liability with respect to such policy and any amendments, riders or endorsements attached thereto. For the avoidance of doubt, the Reinsurer shall have no obligation or liability with respect to any Buyout Payment if it has not given its consent to the offering of the related Buyout Settlement.
(b)As an alternative to offering Policyholders an approved rate increase on a Reinsured LTC Policy, the Ceding Company may make policy changes (other than Buyout Settlements, which are addressed in Section 3.14(a)), including but not limited to the types set forth in Schedule H, utilizing actuarial methods and processes consistent with those utilized with respect to Other LTC Policies (any of the foregoing a “Policy Option”) either (i) with the Reinsurer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or (ii) as approved or non-disapproved by the appropriate Insurance Regulatory Authority, if such Policy Option is actuarially equivalent (which determination of actuarial equivalence may or may not take into account age, consistent with the approach taken by the relevant Insurance Regulatory Authority in approving or non-disapproving such Policy Option) as compared to the foregone approved rate increase; provided that, the Ceding Company proposal to the relevant Insurance Regulatory Authority with respect to such Policy Option does not have a disproportionate adverse effect on the Reinsurer as compared to the Ceding Company. A “disproportionate adverse effect” as used in the preceding sentence shall not be deemed to occur due simply to the fact that present value of

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future expected premiums for any cohort of Reinsured LTC Policies may be less than that for a similar cohort of Other LTC Policies due to the inherent difference in attained age of policyholders as between the Reinsured LTC Policies and Other LTC Policies. In the event a Policy Option is issued by the Ceding Company in accordance with the immediately preceding sentence and a Policyholder elects such Policy Option, Liabilities of the Ceding Company arising out of or resulting from such Policy Option shall constitute Reinsured Liabilities and be reinsured under this Agreement.
Section 3.15.    Participation.
(a)The Ceding Company shall provide the Reinsurer with prompt notice, but in any event within thirty (30) calendar days, of its decision to initiate or defend any contested, litigated, or mediated claims for Reinsured Policies (each, a “Contested Claim”) and shall provide the Reinsurer with reasonable information with respect thereto, including an explanation of the Contested Claim in order for the Reinsurer to evaluate the Contested Claim (the “Contested Claim Notice”); provided, that, for the avoidance of doubt, except as otherwise made the subject of a Contested Claim Notice (in the Ceding Company’s discretion), claim denials and appeals, and the Ceding Company’s responses thereto, undertaken in the ordinary course of business shall not be considered “Contested Claims” requiring notification to the Reinsurer. Upon request, the Ceding Company also shall provide the Reinsurer with any complaints or responses with respect to a Contested Claim, as well as any additional information related to Contested Claims reasonably requested by the Reinsurer and in the possession or control of the Ceding Company, as soon as reasonably practicable, but in any event within thirty (30) calendar days of such request.
(b)Unless the Reinsurer delivers written notice to the Ceding Company within thirty (30) calendar days of receipt of the Contested Claim Notice and reasonable information with respect thereto that it is declining, which declination shall be made in good faith, to participate in such Contested Claim, then the Reinsurer will be deemed to participate in such Contested Claim. The Reinsurer shall, upon reasonable request, provide the Ceding Company a brief description of the Reinsurer’s notice for declining a Contested Claim. For any Contested Claim in which the Reinsurer participates, if the Ceding Company settles, compromises, or pays a judgment, then  the Reinsurer’s Quota Share of the full amount of such settlement or judgment, including (solely with respect to the Reinsured LTC Policies) attorneys’ fees incurred in investigating, responding to, or defending such Contested Claim, shall constitute a Reinsured Liability and be reinsured under this Agreement to the extent either (i) for any Reinsured Policy, the Reinsurer expressly consents in writing to such settlement, compromise or judgment, or (ii) for a Reinsured LTC Policy, the amount does not exceed over the present value of the policy limit under such Reinsured Policy (calculated in accordance with subsection (c) below) (y) the lesser of (A) $[***] and (B) [***]% of the present value of the policy limit under such Reinsured Policy (calculated in accordance with subsection (c) below) individually or (z) $[***] in the aggregate during the term of this Agreement for all Contested Claims for Reinsured LTC Policies in which the Reinsurer participates; provided that the Reinsurer shall not be responsible for any (j) attorneys’ fees, claim administration fees or fees in respect of litigated claims with respect to the Reinsured IDI Policies except to the extent included in the Expense Allowance or (k) Extra-Contractual Obligations resulting from such contest and management of claims by the Ceding Company except for any such Extra-Contractual Obligations due to the specific written direction or request of the Reinsurer; it being understood that amounts in respect of settlements, compromises or judgments expressly

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consented to by the Reinsurer pursuant to clause (i) and settlements, compromises or judgements in excess of policy limits permitted pursuant to clause (ii) shall not be considered Extra-Contractual Obligations.  Except as expressly consented to in writing by the Reinsurer, any settlement amount, judgment amount or expenses incurred by the Ceding Company above the limits set forth in the preceding sentence shall not be considered Reinsured Liabilities and shall not be reimbursed by the Reinsurer.
(c)If the Reinsurer delivers to the Ceding Company, within thirty (30) days of receipt of the Contested Claim Notice and any relevant supporting documentation, written notice that it is declining to participate in a Contested Claim, the Reinsurer will discharge its liability for the Reinsured Policy by payment to the Ceding Company, within thirty (30) calendar days of declining to participate, of the following amounts: (i) if the full amount of the claim is reasonably certain, the Reinsurer shall pay the Quota Share of such amount to the Ceding Company; and (ii) if the full amount of the claim is not reasonably certain, the Reinsurer shall pay the present value of the policy limit under such Reinsured Policy calculated (y) consistent with the policy limit determination process of the Ceding Company with respect to its Other LTC Policies and Other IDI Policies, as applicable, and (z) taking into account the specific condition relating to the contested Reinsured Policy and the interest rate and mortality expectation of the policyholder as mutually agreed upon between the Ceding Company and the Reinsurer, after which time the Reinsured Policy subject to such Contested Claim shall cease to be reinsured under this Agreement and the Reinsurer shall have no further liability for expenses related to such Contested Claim. Any dispute between the Ceding Company and the Reinsurer about the settlement of any Contested Claim shall be submitted to resolution by binding arbitration in accordance with Section 11.5.
(d)The Ceding Company shall provide the Reinsurer, on a quarterly basis, with a report of all open Contested Claims and the status thereof.
Section 3.16.    Control Deficiency Notification. The Ceding Company shall provide the Reinsurer, with a copy to the Retrocessionaire, with written notice of any significant control deficiency or material weakness identified by the Ceding Company or its internal and external auditors and the Ceding Company’s resulting action plans, in each case, which are primarily related to the Reinsured Policies, within thirty (30) Business Days of the Ceding Company providing notification of such deficiency or material weakness to the audit committee of the board of directors of the ultimate holding company of the Ceding Company, and such notice shall include the relevant portions or excerpts of any internal and external audit reports in respect of such significant control deficiency or material weakness to the extent primarily related to the Reinsured Policies. Further, the Reinsurer and the Retrocessionaire and their respective Affiliates and Representatives shall have reasonable access to employees and Affiliates and Representatives of the Ceding Company who are involved in or have knowledge about the significant control deficiency or material weakness solely for purposes of addressing matters primarily related to the Reinsured Policies.

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ARTICLE IV.

LICENSES; RESERVE CREDIT; SECURITY
Section 4.1.    Licenses; Reserve Credit.
(a)At all times during the term of this Agreement, the Reinsurer shall use its reasonable best efforts to take all actions necessary so that the Ceding Company may receive Reserve Credit. Notwithstanding anything to the contrary herein, the Reinsurer shall provide security in an amount equal to the Quota Share of the Reinsured Liabilities attributable to the reinsurance ceded under this Agreement if the Reinsurer resists (i) enforcement of a final judgment that is enforceable under the law of the jurisdiction where the judgment was obtained; or (ii) a properly enforceable arbitration award, whether obtained by Ceding Company or by its legal successor on behalf of Ceding Company’s resolution estate. In addition, should the Reinsurer fail to enable the Ceding Company to obtain Reserve Credit in the Applicable State(s), then the Reinsurer shall use its reasonable best efforts to take all actions necessary so as to permit the Ceding Company to obtain Reserve Credit (or, if not feasible pursuant to the foregoing standard, to maximize partial Reserve Credit); provided, that, should the Reinsurer fail to take such actions necessary to permit the Ceding Company to obtain Reserve Credit, (x) subject to the expiration of the applicable cure periods, the Ceding Company may exercise its rights with respect to a Recapture Triggering Event or, in the case of a Current RJ Requirements Failure Event, a Collateral Triggering Event, and (y) in the event the Ceding Company elects to exercise its rights with respect to a Recapture Triggering Event, the applicable Terminal Settlement shall be the Ceding Company’s sole and exclusive remedy for such failure. Each of the Ceding Company and the Reinsurer agrees, upon the reasonable request of the other, to amend this Agreement, the Trust Agreement, the Subsidiary Trust Agreement or any other Transaction Agreement or execute such additional documents as may be reasonably necessary to ensure continued Reserve Credit.
(b)The Ceding Company shall provide reasonable advance notice to the Reinsurer in the event it intends to redomesticate to another jurisdiction and cooperate with the Reinsurer to mitigate any negative effect such redomestication would reasonably be expected to have on the availability of Reserve Credit based on the Reinsurer’s reciprocal jurisdiction status.
(c)The Reinsurer shall promptly notify the Ceding Company of any event or change in its reciprocal jurisdiction status in the Applicable State(s). Each Party shall promptly notify the other Party of any other event or change that would be reasonably likely to result or has resulted in any loss of, or impairment to, Reserve Credit.
Section 4.2.    Security.
(a)On or prior to the Closing Date, (i) the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, and (ii) the Reinsurer shall cause the Subsidiary Grantor to establish and thereafter maintain, at its sole cost and expense, the Subsidiary Trust Account, in each case of (i) and (ii), naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder and, in the case of clause (ii), the Subsidiary Grantor’s obligations to the Ceding Company under the Payment Guarantee. The Reinsurer shall maintain the Trust Account in accordance with the terms of this

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Agreement and shall cause the Subsidiary Grantor to maintain the Subsidiary Trust Account in accordance with the terms of this Agreement. Concurrently with the execution of this Agreement, the Trust Account and/or the Subsidiary Trust Account are being funded with Eligible Assets in accordance with Section 2.03(b) of the Master Transaction Agreement and Section 3.1.
(b)In accordance with the terms set forth herein and in the Trust Agreement and Subsidiary Trust Agreement, and subject to the provisions of Section 4.6 and Section 4.7 hereof, the Reinsurer shall ensure that the Trust Account and the Subsidiary Trust Account, together, hold Eligible Assets in accordance with the terms hereof with a Book Value at least equal to the Required Balance. For all purposes under this Agreement, the Ceding Company and the Reinsurer acknowledge and agree that the Book Value of any Qualifying Letter of Credit held in the Trust Account shall be the undrawn face amount of such Qualifying Letter of Credit. All transfers to and withdrawals from the Trust Account and the Subsidiary Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement and the Subsidiary Trust Agreement, respectively. Further, provided that the Subsidiary Trust Agreement is in full force and effect, the Reinsurer may (i), unless there is an Insolvency of the Subsidiary Grantor, withdraw assets (including cash) from the Trust Account, solely to be deposited, through the Subsidiary Grantor, in the Subsidiary Trust Account, or (ii) through the Subsidiary Grantor, withdraw assets (including cash) from the Subsidiary Trust Account, solely to be deposited in the Trust Account, in each case, without the prior written consent of the Ceding Company and without substitution of any assets therefor, by delivering written notice to both the Trustee and the Ceding Company; provided, that in the case of any deposit into the Subsidiary Trust Account, such deposited assets are Eligible Assets for purposes of the Subsidiary Trust Account; provided, further that, in each case such transfers between the Trust Account and the Subsidiary Trust Account are deemed not to be sales and will not have the effect of creating interest maintenance reserves.
(c)The assets in the Trust Account and the Subsidiary Trust Account shall be held in trust by the Trustee for the sole and exclusive benefit of the Ceding Company as security for the Reinsurer’s obligations owed to the Ceding Company hereunder and, solely in the case of the Subsidiary Trust Account, the Subsidiary Grantor’s obligations owed to the Ceding Company pursuant to the Payment Guarantee. Out of an excess of caution and in order to preserve the arrangements set forth in the Trust Agreement and the Subsidiary Trust Agreement in the event that, notwithstanding the intention of the parties expressed in the Trust Agreement and the Subsidiary Trust Agreement, the Trustee is determined by a Governmental Authority of competent jurisdiction not to have the authority to negotiate, deliver, transfer, assign or sell any assets credited to the Trust Account and/or the Subsidiary Trust Account, as applicable, and in its capacity as Trustee without the consent or signature from the Reinsurer, or any other Person, or the transfer of assets by the Reinsurer to the Trust Account and/or the Subsidiary Trust Account, as applicable, shall for any reason be determined by a Governmental Authority of competent jurisdiction to be invalid or ineffective in a manner incapable of being cured with a reasonable amount of effort on the part of the Reinsurer, or the Trust Account and/or the Subsidiary Trust Account, as applicable, is not recognized as a trust or is re-characterized as other than a trust, in order to secure the Reinsurer’s obligations to the Ceding Company under this Agreement and, solely in the case of the Subsidiary Trust Account, the Subsidiary Grantor’s obligations owed to the Ceding Company pursuant to the Payment Guarantee, the Reinsurer hereby grants (in the case of the Trust Account), and the Reinsurer shall cause the Subsidiary Grantor to grant (in the case of the Subsidiary Trust Account), to the Ceding Company a first priority perfected security interest in all of the

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Reinsurer’s or the Subsidiary Grantor’s, as applicable, rights, titles and interests in, to and under all of the following property, whether now owned or existing or hereafter acquired or arising and wheresoever located (collectively, the “Collateral”): (i) the Trust Account and the Subsidiary Trust Account and the assets, including investment property, securities, investments, instruments, cash, and all participation interests in mortgage notes, funds, general intangibles, accounts, receivables, chattel paper, letter-of-credit rights, documents and all other assets (x) held in or credited to the Trust Account or the Subsidiary Trust Account or (y) otherwise conveyed to the Trustee by the Reinsurer or the Subsidiary Grantor, as applicable; (ii) all cash and other financial assets credited to the Trust Account or the Subsidiary Trust Account, as applicable, and all security entitlements (within the meaning of Section 8-102(a) of the UCC) related to or arising therefrom; and (iii) all proceeds of, all supporting obligations relating to, and all security interests, or other liens securing, any of the foregoing, and agrees that this Section 4.2(c) shall constitute a security agreement made by the Reinsurer in favor of the Ceding Company under Applicable Law. Any amounts withdrawn from the Trust Account and/or the Subsidiary Trust Account, as applicable, in accordance with the Trust Agreement and/or the Subsidiary Trust Agreement, as applicable, and this Agreement shall be automatically released from, and withdrawn free and clear of, any security interest created herein. In furtherance of the foregoing, the Reinsurer shall, and if applicable shall cause the Subsidiary Grantor to, and the Ceding Company is authorized to, execute and deliver any and all financing statements requested by the Ceding Company in order to perfect the Ceding Company’s title and security interest to the applicable Collateral as collateral for the Reinsurer’s obligations hereunder and the Subsidiary Grantor’s obligations to the Ceding Company pursuant to the Payment Guarantee, as applicable, and the Reinsurer shall, and shall cause the Subsidiary Grantor to, do such further acts and things as the Ceding Company may reasonably request in order that the Ceding Company’s security interest in the applicable Collateral may be maintained as a first priority perfected security interest. All out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with making any such filings or any other action in connection therewith shall be borne by the Reinsurer. All terms used in this Section 4.2(c) and defined in the UCC shall have the meanings given to such terms in the UCC. Nothing in this Section 4.2(c) is intended to affect the validity of, or the transfer of assets into, the Trust Account and the Subsidiary Trust Account.
(d)During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account.
(e)During the term of the Subsidiary Trust Agreement, the Reinsurer shall direct the Subsidiary Grantor and the Trustee not to grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Subsidiary Trust Account.
Section 4.3.    Trust Account. The Trustee shall hold assets in the Trust Account and the Subsidiary Trust Account pursuant to the terms of the Trust Agreement and the Subsidiary Trust Agreement, respectively. The Trust Agreement and the Subsidiary Trust Agreement shall provide that, at all times during the term of this Agreement, the Trustee shall provide the Ceding Company access to the Trustee’s automated data system affording on-line access to Trust Account

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and Subsidiary Trust Account information and providing daily reporting of the assets in the Trust Account and the Subsidiary Trust Account.
Section 4.4.    Eligible Assets. The assets that may be held in the Trust Account and the Subsidiary Trust Account shall consist of Eligible Assets. Notwithstanding anything else in this Agreement to the contrary: (i) if at any time there are assets in the Trust Account or the Subsidiary Trust Account that are Eligible Assets at the time of deposit into the Trust Account or the Subsidiary Trust Account, as the case may be, but subsequently become assets that are not Eligible Assets for purposes of such Trust Account or Subsidiary Trust Account (other than due to the occurrence of a Passive Breach), the Reinsurer will not be deemed to have breached the requirements of this Article IV if such assets are replaced with Eligible Assets within thirty (30) calendar days after such assets become non-Eligible Assets; and (ii) if at any time there are assets in the Trust Account or the Subsidiary Trust Account that are Eligible Assets at the time of deposit into the Trust Account or the Subsidiary Trust Account, as the case may be, but subsequently cause the Eligible Assets (taken as a whole) to breach this Article IV due to a credit rating downgrade or other similar external events outside of the Reinsurer’s control (such occurrence, a “Passive Breach”), the Reinsurer will not be deemed to have breached the requirements of this Article IV after consideration of the aggregate value of all Eligible Assets in the Trust Account and the Subsidiary Trust Account if additional Eligible Assets are added to the Trust Account or the Subsidiary Trust Account to remedy such breach within thirty (30) calendar days following the delivery of the report required to be provided under Section 3.8(a)(ii), indicating that such assets have become non-Eligible Assets. For the avoidance of doubt, nothing in the preceding sentence shall affect the requirements of the Investment Guidelines with respect to the Grandfathering Period in any way. During the continuation of a Collateral Triggering Event, notwithstanding anything to the contrary in the Investment Guidelines, cash in the Trust Account or the Subsidiary Trust Account (including the proceeds from the maturity or sale of any assets in the Trust Account or Subsidiary Trust Account, any interest, dividends or other similar income in respect of assets in the Trust Account or Subsidiary Trust Account and cash otherwise deposited or transferred to the Trust Account or Subsidiary Trust Account) shall be invested and reinvested only in Eligible Assets that are Liquid Assets; other than with respect to the funding of capital calls and similar funding obligations in respect of Eligible Assets that are not Liquid Assets and were already held in the Trust Account or Subsidiary Trust Account prior to the occurrence of such Collateral Triggering Event.
Section 4.5.    Deposit of Assets. Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary and consistent with the terms of this Agreement and the Trust Agreement negotiate these assets without the consent or signature from the Reinsurer or any other entity in accordance with the terms of the Trust Agreement. Prior to depositing assets in the Subsidiary Trust Account, the Reinsurer will cause the Subsidiary Grantor to execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary and consistent with the terms of this Agreement and the Subsidiary Trust Agreement

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negotiate these assets without the consent or signature from the Subsidiary Grantor or any other entity in accordance with the terms of the Subsidiary Trust Agreement.
Section 4.6.    Modification During a Collateral Triggering Event. The Parties acknowledge and agree that, upon the occurrence of a Collateral Triggering Event, certain provisions of this Agreement, the Trust Agreement and the Subsidiary Trust Agreement shall cease to be effective, and other provisions shall automatically be effective, so long as such Collateral Triggering Event continues, as described herein and in the Trust Agreement and the Subsidiary Trust Agreement. Provisions that will automatically become modified upon the occurrence and during the continuation of a Collateral Triggering Event are as follows: (a) the proviso included in the definition of Required Balance will become applicable; (b) as soon as practicable, but not more than ten (10) Business Days following the occurrence of a Collateral Triggering Event, the Reinsurer shall deposit or substitute Eligible Assets, as needed, to the Trust Account and/or the Subsidiary Trust Account to cause the aggregate Book Value of Eligible Assets in the Trust Account and the Subsidiary Trust Account, together, to equal or exceed such Required Balance; (c) the last sentence of Section 4.4 will become applicable; (d) Section 4.8(b) governing the deposit and withdrawal of assets to and from the Trust Account and the Subsidiary Trust Account by the Reinsurer and the Subsidiary Grantor, respectively, during the continuance of a Collateral Triggering Event shall apply; and (e) clause (e) of Section 4.9 governing substitutions of assets to and from the Trust Account and the Subsidiary Trust Account by the Reinsurer and the Subsidiary Grantor, respectively, during the continuance of a Collateral Triggering Event shall apply. Upon the termination of any Collateral Triggering Event, the above-described modifications to the provisions hereof shall cease to apply, and this Agreement shall be interpreted and applied as though no Collateral Triggering Event had occurred. The Ceding Company agrees to deliver a cure notice to the Trustee promptly upon becoming aware that a Collateral Triggering Event that has occurred is no longer continuing.
Section 4.7.    Ceding Company Draws or Withdrawals.
The Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account and/or the Subsidiary Trust Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship, liquidation, scheme of arrangement or comparable proceeding (an “Insolvency”) on the part of the Ceding Company, the Reinsurer or the Subsidiary Grantor, in accordance with the terms of the Trust Agreement and the Subsidiary Trust Agreement, as the case may be, in order to (i) pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer or, solely in the case of the Subsidiary Trust Account, pay or reimburse the Ceding Company for any undisputed amounts due from the Subsidiary Grantor under the Payment Guarantee and not yet recovered from the Subsidiary Grantor, (A) which amounts have not been paid by the Reinsurer or the Subsidiary Grantor, as applicable, within ten (10) Business Days following its receipt of a specific written notice thereof; provided, that such undisputed overdue amount remains outstanding on the date the Ceding Company delivers the applicable Beneficiary Withdrawal Notice (as defined in the Trust Agreement or the Subsidiary Trust Agreement, as applicable) pursuant to Section 4(a) of the Trust Agreement or Section 4(a) of the Subsidiary Trust Agreement, as applicable, or (B) otherwise with the consent of the Reinsurer or (ii) to pay to the Ceding

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Company the Terminal Settlement if not paid by the Reinsurer or the Subsidiary Grantor pursuant to the Payment Guarantee on the date the Terminal Settlement is due. For purposes of this Section 4.7, a “withdrawal” of a Qualifying Letter of Credit from the Trust Account by the Ceding Company shall mean the Ceding Company delivering an LOC Draw Notice to the Trustee directing the Trustee to draw upon such Qualifying Letter of Credit and to transfer the proceeds thereof to the Ceding Company in accordance with the terms of Section 2(d) of the Trust Agreement. The Ceding Company shall only direct the Trustee to draw upon a Qualifying Letter of Credit and transfer the proceeds thereof to the Ceding Company following the exhaustion of all other assets in the Trust Account and the Subsidiary Trust Account, as the case may be, or the assets remaining in the Trust Account and the Subsidiary Trust Account, as the case may be, at such time have failed to transfer to the Ceding Company within five (5) NY Business Days of the Ceding Company’s delivery of the applicable Beneficiary Withdrawal Notice. The amount of any withdrawal of assets (including, if applicable, the proceeds of any draw upon a Qualifying Letter of Credit) in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust for the benefit of the Reinsurer and promptly returned to the Trust Account or the Subsidiary Trust Account, along with earnings and interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.
Section 4.8.    Adjustment of Security and Withdrawals. The amount of security required to be provided by the Reinsurer hereunder shall be adjusted following the end of each Monthly Accounting Period based on (1) the Required Balance as of the end of such Monthly Accounting Period and (2) the Book Value of Eligible Assets in the Trust Account and the Subsidiary Trust Account, together, as of the end of such Monthly Accounting Period. The amount of security held in the Trust Account and the Subsidiary Trust Account shall be adjusted as follows:
(a)So long as no Collateral Triggering Event has occurred and is continuing:
(i)If the aggregate Book Value of the Eligible Assets held in the Trust Account and the Subsidiary Trust Account, together, as of the end of such Monthly Accounting Period is less than the Required Balance, calculated based on the most recent reports delivered pursuant to Section 3.8(a), then the Reinsurer shall (and/or shall cause the Subsidiary Grantor to), no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets to the Trust Account and/or the Subsidiary Trust Account (it being understood that for purposes of this Section 4.8(a)(i), an increase in the face amount of any Qualifying Letter of Credit or delivering additional Qualifying Letters of Credit to be held in the Trust Account shall constitute a “transfer” of additional Eligible Assets to the Trust Account) so that the aggregate Book Value of the Eligible Assets held in the Trust Account and the Subsidiary Trust Account, together, is not less than the Required Balance; provided that, other than with respect to the transfer of cash, (x) the Market-to-Book Aggregate Limit shall not be exceeded as a result of such transfer or (y) if the Market-to-Book Aggregate Limit has been met, then, with respect to each and every Eligible Asset transferred pursuant to this Section 4.8(a)(i), the ratio of (1) the Fair Market Value of each such Eligible Asset as of such date of transfer to (2) the Book Value of such Eligible Asset as of such date of transfer shall not be less than [***]; provided, further, that, in the event of an insolvency of the Subsidiary Grantor, such additional Eligible Assets may only be transferred or deposited to the Trust Account and not the Subsidiary Trust Account.

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(ii)If the aggregate Book Value of the Eligible Assets in the Trust Account and the Subsidiary Trust Account as of the end of such Monthly Accounting Period exceeds the Required Balance, then the Reinsurer shall have the right to (and shall have the right to direct the Subsidiary Grantor to) withdraw such excess (including by terminating, or reducing the face amount of, any Qualifying Letter of Credit in accordance with the terms and conditions of the Trust Agreement) in accordance with the procedures set forth in the Trust Agreement and/or the Subsidiary Trust Agreement, as the case may be; provided that, other than with respect to a withdrawal of cash, the Market-to-Book Ratio shall not decline as a result of such withdrawal.
(b)During the continuation of a Collateral Triggering Event:
(i)If the aggregate Book Value of the Eligible Assets held in the Trust Account and the Subsidiary Trust Account, together, as of the end of such Monthly Accounting Period is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under Section 3.8(a), then the Reinsurer shall (and/or shall cause the Subsidiary Grantor to), no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets that are Liquid Assets to the Trust Account and/or the Subsidiary Trust Account (it being understood that for purposes of this Section 4.8(b)(i), an increase in the face amount of any Qualifying Letter of Credit or delivering additional Qualifying Letters of Credit to be held in the Trust Account shall constitute a “transfer” of additional Eligible Assets that are Liquid Assets to the Trust Account) so that the aggregate Book Value of the Eligible Assets held in the Trust Account and the Subsidiary Trust Account, together, is not less than the Required Balance; provided that, other than with respect to the transfer of cash, (x) the Market-to-Book Aggregate Limit shall not be exceeded as a result of such transfer or (y) if the Market-to-Book Aggregate Limit has been met, then, with respect to each and every Eligible Asset transferred pursuant to this Section 4.8(b)(i), the ratio of (1) the Fair Market Value of each such Eligible Asset as of such date of transfer to (2) the Book Value of such Eligible Asset as of such date of transfer shall not be less than [***]; provided, further, in the event of an insolvency of the Subsidiary Grantor, such additional Eligible Assets may only be transferred or deposited to the Trust Account and not the Subsidiary Trust Account.
(ii)If the aggregate Book Value of the Eligible Assets held in the Trust Account and the Subsidiary Trust Account, together, as of the end of such Monthly Accounting Period exceeds the Required Balance, then the Reinsurer shall have the right to (and shall have the right to direct the Subsidiary Grantor to) withdraw such excess (including by terminating, or reducing the face amount of, any Qualifying Letter of Credit in accordance with the terms and conditions of the Trust Agreement) in accordance with the procedures set forth in the Trust Agreement and the Subsidiary Trust Account, as the case may be, in each case only with the consent of the Ceding Company (not to be unreasonably withheld, conditioned or delayed, it being understood that the Ceding Company’s withholding, conditioning or delay of such consent shall be deemed reasonable if, other than with respect to the withdrawal of cash, the Market-to-Book Ratio would decline as a result of such withdrawal.

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(c)The Reinsurer agrees that prior to a recapture pursuant to Section 7.3 or a termination pursuant to Section 7.5, it will not withdraw assets from the Segregated Account except to transfer Eligible Assets if permitted to the Trust Account or the Subsidiary Trust Account. The Ceding Company and the Reinsurer agree that, prior to a recapture pursuant to Section 7.3 or a termination pursuant to Section 7.5, in the event the Fair Market Value of the Eligible Assets in the Segregated Account as of the Closing Date or as of the end of any Monthly Accounting Period is less than the amount set forth in the definition of “Specified Balance,” the Reinsurer shall contribute to the Segregated Account Eligible Assets equal to such deficit and deposit such Eligible Assets in the Segregated Account, and such contribution may be effected by withdrawal of such Eligible Assets from the Trust Account or the Subsidiary Trust Account and transfer to the Segregated Account, in each case, without prior written notice to, or consent of, the Ceding Company and without substituting any other assets therefor.
Section 4.9.    Substitution. The Reinsurer shall have the right to (and shall have the right to direct the Subsidiary Grantor to) instruct the Trustee to substitute or exchange assets in the Trust Account and/or the Subsidiary Trust Account (including by terminating, or reducing the face amount of, any Qualifying Letter of Credit in accordance with the terms and conditions of the Trust Agreement); provided that (a) the replacement assets are Eligible Assets, (b) the replacement assets shall be deposited in the Trust Account and/or the Subsidiary Trust Agreement, as the case may be, on the same day of substitution or exchange, (c) the aggregate Book Value of the replacement assets to be deposited or credited to the Trust Account and/or the Subsidiary Trust Account are at least equal to the aggregate Book Value of the assets being removed from the Trust Account and/or the Subsidiary Trust Account, as the case may be, (d) the Fair Market Value of such substituted assets is equal to or in excess of [***]percent ([***]%) of the Book Value of the assets being withdrawn and either (i) the Market-to-Book Aggregate Limit shall not be exceeded as a result of such substitution or (ii) if the Market-to-Book Aggregate Limit has been met, then, with respect to each and every Eligible Asset deposited pursuant to this Section 4.9, the ratio of (1) the Fair Market Value of each such Eligible Asset as of such date of deposit to (2) the Book Value of such Eligible Asset as of such date of deposit shall not be less than [***] and (e) following the occurrence and during the continuation of a Collateral Triggering Event, such substitution or exchange shall require the prior written consent of the Ceding Company (not to be unreasonably withheld, conditioned or delayed, it being understood that the Ceding Company’s withholding, condition or delay of such consent shall be deemed reasonable if (i) the Market-to-Book Ratio of the Eligible Assets held in the Trust Account and the Subsidiary Trust Account, measured in the aggregate, immediately after giving effect to the substitution or exchange would be less than the Market-to-Book Ratio of the Eligible Assets held in each of the Trust Account and the Subsidiary Trust Account immediately prior to such substitution or exchange or (ii) such replacement assets are not Liquid Assets; provided, that the funding of capital calls and similar funding obligations in respect of Eligible Assets that are not Liquid Assets and were already held in the Trust Account or Subsidiary Trust Account prior to the occurrence of such Collateral Triggering Event shall not be considered a substitution of assets).
Section 4.10.    Trust Agreement Indemnification.
(a)The Reinsurer shall indemnify the Ceding Company for any Liabilities, expenses, fees, costs or other charges paid by the Ceding Company to the Trustee for losses in accordance with the provisions of Section 10(a) of the Trust Agreement and/or Section 10(a) of the Subsidiary

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Trust Agreement to the extent that a court of competent jurisdiction has made a final judgment that the losses resulted directly from the Reinsurer’s or the Subsidiary Grantor’s negligence, willful misconduct or lack of good faith arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, the Trust Agreement or the Subsidiary Trust Agreement.
(b)The Ceding Company shall indemnify the Reinsurer and the Subsidiary Grantor, as applicable, for any Liabilities, expenses, fees, costs or other charges paid by the Reinsurer or the Subsidiary Grantor to the Trustee for losses in accordance with the provisions of Section 10(a) of the Trust Agreement and/or Section 10(a) of the Subsidiary Trust Agreement to the extent that a court of competent jurisdiction has made a final judgment that the losses resulted directly from the Ceding Company’s negligence, willful misconduct or lack of good faith arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, the Trust Agreement or the Subsidiary Trust Agreement; provided, that in no event shall the Ceding Company be subject to, or liable for, duplicative losses hereunder (it being agreed that the Reinsurer and the Subsidiary Grantor may suffer or incur different losses arising from the same underlying set of facts or circumstances).
ARTICLE V.

OVERSIGHTS; COOPERATION; BOOKS AND RECORDS
Section 5.1.    Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.
Section 5.2.    Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any required regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party or upon the Retrocessionaire any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.
Section 5.3.    Books and Records.
(a)The Ceding Company shall maintain the Books and Records (a) in accordance with any and all Applicable Law and (b) with a degree of care and diligence similar to that used for its other businesses for its own account and in accordance with its internal record retention procedures and policies of its other businesses.

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(b)The Reinsurer and its Representatives, for the Reinsurer’s own account, shall have the right, not more than (x) once per calendar year for a claims audit and (y) an additional once per year for an administration audit, to virtually via remote access (i) inspect, audit and make copies of, at reasonable times and upon reasonable prior notice, the Books and Records, including access to systems (which, for the avoidance of doubt, may be satisfied by live screen sharing), electronic files and documents, in the possession, custody or control of the Ceding Company, its Affiliates and its or their respective Representatives including as pertains to the payment of Reinsured Liabilities and the administration of the Reinsured Policies, (ii) make copies of such materials for the purposes of such inspection or audit, and (iii) receive access to the appropriate personnel of the Ceding Company, its Affiliates and its and their Representatives; provided, however, that such access shall not unreasonably interfere with the business and operations of the Ceding Company; provided, further, that in exercising its audit rights pursuant to this Section 5.3(b), the Reinsurer shall in good faith seek and reasonably cooperate to consolidate such audit or inspection with any audit or inspection by the Retrocessionaire pursuant to Section 5.3(c). The Reinsurer shall bear its own expenses in connection with such access and shall promptly reimburse the Ceding Company for any reasonable out-of-pocket expenses incurred by the Ceding Company in connection with such access by the Reinsurer or its Representatives, unless the Ceding Company has breached its obligation under this Section 5.3(b) to provide such access. Notwithstanding anything herein to the contrary, the Ceding Company shall not be obligated to make available to the Reinsurer or its Affiliates any papers or other books, records or documents to the extent that the Ceding Company determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract or jeopardize the protection of an attorney-client privilege; it being understood that the Ceding Company shall use commercially reasonable efforts to enable such information to be made available to the Reinsurer (including redacting information) without contravening such Applicable Law or contract or jeopardizing such privilege. The Ceding Company acknowledges and agrees that the Reinsurer may provide Confidential Information to a Third Party as necessary for ongoing valuation of the Reinsured Policies and other similar services with respect to the Reinsured Policies to the extent permitted and in accordance with Section 11.10. Notwithstanding the foregoing, the Reinsurer shall have the right of inspection and audit provided for in this Section 5.3(b) more frequently than as set forth above in this Section 5.3(b) in the event that the Ceding Company materially breaches its obligations under this Agreement, upon delivery of notice from the Reinsurer to the Ceding Company of the alleged material breach together with reasonable supporting detail in respect thereof, in which case, the Reinsurer shall have the additional right to audit such material breach as reasonably necessary, but no more frequently than once per calendar quarter, until such breach is cured. The Parties agree that for administrative ease, the Reinsurer may conduct the audits and inspections contemplated by this Section 5.3(b) on a shared basis with the Retrocessionaire’s audits and inspections as contemplated by Section 5.3(c). Nothing in this Section 5.3(b) shall be construed as a limitation on the Reinsurer’s rights to receive Ceding Company reports as described in Schedule G-1.
(c)The Retrocessionaire and its Representatives, for the Retrocessionaire’s own account, shall have the right, not more than (x) once per calendar year for a claims audit and (y) an additional once per year for an administration audit, to in person and virtually (including via live screen sharing) (i) inspect, audit and make copies of, at reasonable times and upon reasonable prior notice, the Books and Records, including with respect to the claims audits, the provision of Ceding Company devices on the Ceding Company’s premises with direct access to the Ceding

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Company’s claims system and other electronic files and documents, in the possession, custody or control of the Ceding Company, its Affiliates and its or their respective Representatives including as pertains to the payment of Reinsured Liabilities and the administration of the Reinsured Policies, (ii) make copies of such materials (other than claims records accessed through Ceding Company devices) for the purposes of such inspection or audit, and (iii) receive access to the appropriate personnel of the Ceding Company, its Affiliates and its and their Representatives; provided, however, that such access shall not unreasonably interfere with the business and operations of the Ceding Company; provided, further, that in exercising its audit rights pursuant to this Section 5.3(c), the Retrocessionaire shall in good faith seek and reasonably cooperate to consolidate such audit or inspection with any audit or inspection by the Reinsurer pursuant to Section 5.3(b). The Retrocessionaire shall bear its own expenses in connection with such access and shall promptly reimburse the Ceding Company for any reasonable out-of-pocket expenses incurred by the Ceding Company in connection with such access by the Retrocessionaire or its Representatives, unless the Ceding Company has breached its obligation under this Section 5.3(c) to provide such access. Notwithstanding anything herein to the contrary, the Ceding Company shall not be obligated to make available to the Retrocessionaire or its Affiliates any papers or other books, records or documents to the extent that the Ceding Company determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract or jeopardize the protection of an attorney-client privilege; it being understood that the Ceding Company shall use commercially reasonable efforts to enable such information to be made available to the Retrocessionaire (including redacting information) without contravening such Applicable Law or contract or jeopardizing such privilege. The Ceding Company acknowledges and agrees that the Retrocessionaire may provide Confidential Information to a Third Party as necessary for ongoing valuation of the Reinsured Policies and other similar services with respect to the Reinsured Policies to the extent permitted and in accordance with Section 11.10. Notwithstanding the foregoing, the Retrocessionaire shall have the right of inspection and audit provided for in this Section 5.3(c) more frequently than as set forth above in this Section 5.3(c) in the event that the Ceding Company materially breaches its obligations under this Agreement, upon delivery of notice from the Retrocessionaire to the Ceding Company of the alleged material breach together with reasonable supporting detail in respect thereof, in which case, the Retrocessionaire shall have the additional right to audit such material breach as reasonably necessary, but no more frequently than once per calendar quarter, until such breach is cured. The Parties agree that for administrative ease, the Retrocessionaire may conduct the audits and inspections contemplated by this Section 5.3(c) on a shared basis with the Reinsurer’s audits and inspections as contemplated by Section 5.3(b).
(d)The Ceding Company and its Representatives, for the Ceding Company’s own account, shall have the right, not more than once per calendar year with respect to each of the Reinsurer and the Retrocessionaire, to virtually via remote access (i) inspect, audit and make copies of, at reasonable times and upon reasonable prior notice, the book and records and information relating to the Reinsured Liabilities, the Reinsured Policies, the capital and solvency of the Reinsurer and the Retrocessionaire in connection with this Agreement, the Eligible Assets, the Trust Account, the Subsidiary Trust Account, the Segregated Account, this Agreement or the other Transaction Agreements (including compliance herewith and therewith), including access to electronic files and original documents, in the possession, custody or control of the Reinsurer, the Retrocessionaire, their respective Affiliates and its or their respective Representatives, (ii) make copies of such materials for the purposes of such inspection or audit, and (iii) receive access to the

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appropriate personnel of the Reinsurer, the Retrocessionaire, their respective Affiliates and its and their Representatives; provided, however, that such access shall not unreasonably interfere with the business and operations of the Reinsurer or the Retrocessionaire, as applicable. The Ceding Company shall bear its own expenses in connection with such access and shall promptly reimburse the Reinsurer or the Retrocessionaire, as applicable, for any reasonable out-of-pocket expenses incurred by such Party in connection with such access by the Ceding Company or its Representatives, unless the Reinsurer or the Retrocessionaire, as applicable, has breached its obligation under this Section 5.3(d) to provide such access. Notwithstanding anything herein to the contrary, neither the Reinsurer nor the Retrocessionaire shall be obligated to make available to the Ceding Company any papers or other books, records or documents to the extent that it determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract or jeopardize the protection of an attorney-client privilege; it being understood that the Reinsurer or the Retrocessionaire, as the case may be, shall use commercially reasonable efforts to enable such information to be made available to the Ceding Company (including redacting information) without contravening such Applicable Law or contract or jeopardizing such privilege. Each of the Reinsurer and the Retrocessionaire acknowledges and agrees that the Ceding Company may provide Confidential Information to a Third Party as necessary for ongoing valuation of the Reinsured Policies and other similar services with respect to the Reinsured Policies to the extent permitted and in accordance with Section 11.10. Notwithstanding the foregoing, the Ceding Company shall have the right of inspection and audit provided for in this Section 5.3(d) more frequently than as set forth above in this Section 5.3(d) in the event that the Reinsurer or the Retrocessionaire, as applicable, materially breaches its obligations under this Agreement, upon delivery of notice from the Ceding Company to the Reinsurer or the Retrocessionaire, as applicable, of the alleged material breach together with reasonable supporting detail in respect thereof, in which case, the Ceding Company shall have the additional right to audit such material breach as reasonably necessary, but no more frequently than once per calendar quarter, until such breach is cured.
(e)No Party shall use any information obtained pursuant to this Section 5.3 for any purpose not relating to this Agreement or the other Transaction Agreements.
(f)The Parties acknowledge and agree that the Retrocessionaire has engaged Munich American Reassurance Company, a Georgia-domiciled life insurance company (“MARC”) for the performance of certain services. In furtherance of the foregoing, the Ceding Company and the Reinsurer agree that all information contemplated to be provided by the Ceding Company or the Reinsurer to the Retrocessionaire under this Agreement shall be delivered to MARC electronically in a manner reasonably acceptable to the Retrocessionaire and the Ceding Company or the Reinsurer, as applicable, and such delivery to MARC shall be deemed to satisfy the Ceding Company’s and the Reinsurer’s obligations hereunder to provide such information to the Retrocessionaire.
ARTICLE VI.

INSOLVENCY
Section 6.1.    Insolvency of the Ceding Company.

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(a)In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer to the Ceding Company or the Ceding Company’s domiciliary receiver on the basis of the liability of the Ceding Company under the Reinsured Policies without diminution because of the insolvency of the Ceding Company.
(b)It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Policy within a reasonable period of time after such claim is filed in the applicable insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to Applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.
ARTICLE VII.

DURATION; RECAPTURE
Section 7.1.    Duration. Subject to the continuing obligations set forth in Schedule I, this Agreement shall continue in force until such time as (a) the Ceding Company’s Liabilities arising out of or resulting from all Reinsured Policies is terminated in accordance with their respective terms and each Party has received payments that discharge the other Party’s Liabilities incurred hereunder prior to such termination, or (b) in accordance with Section 7.3, the Ceding Company has elected to recapture the reinsurance of Reinsured Policies in full or, in accordance with Section 7.5, the Reinsurer has elected to terminate the reinsurance coverage hereunder, and, in each case, the Terminal Settlement has been completed in accordance with Section 7.4. Termination of this Agreement shall not relieve any Party from any liability that accrued hereunder prior to such termination.
Section 7.2.    Survival. Notwithstanding the other provisions of this Article VII, the terms and conditions of Article I, Article VII and Article VIII and Schedule I, and the provisions of Section 11.1, Section 11.4, Section 11.5, Section 11.10 and Section 11.13 shall remain in full force and effect after the termination of this Agreement.
Section 7.3.    Recapture.
(a)Following the initial (or subsequent) occurrence of a Recapture Triggering Event but only if such Recapture Triggering Event is still continuing, the Ceding Company shall have the right (but not the obligation), for a period of [***] following the occurrence of such Recapture Triggering Event (which period may be extended for [***] if a replacement for the Reinsurer has been identified and mutually agreed by the Ceding Company and the Retrocessionaire) or during a court-ordered stay in an Insolvency Event on the part of the Reinsurer, whichever is longer (the “Recapture Exercise Period”), to recapture all, and not less

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than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect recapture and the specific clause in the definition of “Recapture Triggering Event” pursuant to which the Ceding Company is electing to recapture. In addition, following the occurrence of a Recapture Triggering Event that constitutes a Retrocessionaire Caused Event, Part B of Schedule I shall apply. Subject to Schedule I, recapture of the Reinsured Policies shall be effective on the tenth (10th) Business Day following the day on which the Ceding Company has provided the Reinsurer with such notice or such later day as set forth in the Ceding Company recapture notice (the “Recapture Date”); provided, however, that if the recapture is due to an Insolvency Event, the Recapture Date may be the date of delivery of the recapture notice or if the recapture is due to a Reserve Credit Event, the Ceding Company may specify a Recapture Date that is less than ten (10) Business Days following the delivery of the recapture notice to the extent required to effectuate the recapture prior to any loss by the Ceding Company of any statutory financial statement credit for the reinsurance provided by this Agreement, it being understood that any such changes to the Recapture Date and such procedures shall not affect the right of Reinsurer to subsequently dispute any calculation related to such recapture consistent with this Article VII. For the avoidance of doubt, with respect to any Recapture Triggering Event (i) that is subject to cure hereunder, in the event such Recapture Triggering Event is cured and such Recapture Triggering Event is subsequently retriggered or (ii) for which the Recapture Exercise Period has expired and such Recapture Triggering Event is subsequently retriggered, the Ceding Company shall have another right to recapture the reinsurance ceded hereunder pursuant to this Section 7.3. Without prejudice as to any obligations, rights or remedies of any Party under any other Transaction Agreement, upon a recapture by the Ceding Company, the Ceding Company shall recapture all Liabilities arising under or resulting from the Reinsured Policies, other than the Reinsurer Extra-Contractual Obligations and the Retrocessionaire Extra-Contractual Obligations.
(b)Following a recapture pursuant to Section 7.3(a), subject to the satisfaction of payment obligations described in Section 7.4 and the other obligations set forth in Schedule I, the Parties will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Policies other than with respect to Reinsurer Extra-Contractual Obligations (in the case of the Reinsurer) and the Retrocessionaire Extra-Contractual Obligations (in the case of the Retrocessionaire) and other than the obligations under the provisions that expressly survive termination as provided in Section 7.2. Notwithstanding the foregoing, a recapture pursuant to this Section 7.3 will not affect unpaid obligations or Liabilities due and owing under any of the Transaction Agreements.
(c)Notwithstanding the remedies contemplated by this Article VII or the other Transaction Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under this Agreement or any other Transaction Agreement in lieu of exercising the remedies in Article VII and it shall not be a defense to any such claim that such Party might have had other recourse.
Section 7.4.    Recapture Payments.
(a)In connection with a recapture pursuant to Section 7.3 or a termination due to the occurrence of a Ceding Company Non-Payment Event pursuant to Section 7.5, the Ceding Company shall prepare a settlement statement within fifteen (15) Business Days after the Recapture Date (the “Terminal Settlement Statement”) setting forth the Terminal Settlement. If

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the undisputed amount of the Terminal Settlement is owed by the Reinsurer to the Ceding Company, then the Reinsurer shall pay such amount to the Ceding Company in cash or Eligible Assets within ten (10) Business Days following the date on which the Ceding Company delivers the Terminal Settlement Statement to the Reinsurer. In the event the Reinsurer fails to pay any amounts due to the Ceding Company in connection with a Terminal Settlement on the date such payment is due, (i) the Ceding Company shall be entitled to instruct the Trustee pursuant to the Trust Agreement and the Subsidiary Trust Agreement to transfer to the Ceding Company Eligible Assets (and, at the Ceding Company’s option, any other assets in the Trust Account or the Subsidiary Trust Account) with a Fair Market Value equal to such undisputed amount to the extent not otherwise paid by the Reinsurer in cash or Eligible Assets on or prior to such date (or if the Eligible Assets in the Trust Account and the Subsidiary Trust Account are insufficient for such payment, instruct the Trustee to transfer all Eligible Assets (and, at the Ceding Company’s option, any other assets) remaining in the Trust Account and the Subsidiary Trust Account to the Ceding Company), and (ii) the Reinsurer shall pay any remaining shortfall to the Ceding Company in cash or Eligible Assets. For purposes of this Section 7.4(a), a “withdrawal” of a Qualifying Letter of Credit by the Ceding Company shall mean the Ceding Company delivering an LOC Draw Notice to the Trustee directing the Trustee to draw upon such Qualifying Letter of Credit and to transfer the proceeds thereof to the Ceding Company in accordance with the terms of Section 2(d) of the Trust Agreement, it being understood that the Ceding Company shall only direct the Trustee to draw upon a Qualifying Letter of Credit and transfer the proceeds thereof to the Ceding Company following the exhaustion of all other Eligible Assets in the Trust Account and the Subsidiary Trust Account, as the case may be, in accordance with the terms of Section 2(d) of the Trust Agreement and Section 2(e) of the Trust Agreement, as the case may be. If the undisputed amount of the Terminal Settlement is owed by the Ceding Company to the Reinsurer, then within ten (10) Business Days following the date on which the Ceding Company delivers the Terminal Settlement Statement to the Reinsurer, the Ceding Company shall pay to the Reinsurer the amount of the Terminal Settlement in cash. Notwithstanding the fact that a payment may have been made pursuant to this Section 7.4(a), the parties acknowledge and agree that disputes relating to the Terminal Settlement shall be resolved in accordance with Section 7.4(b). In addition, following the Terminal Settlement, the Trust Account and the Subsidiary Trust Account shall each be terminated, any Qualifying Letters of Credit shall be canceled and any remaining amounts or amount held in trust pursuant to Article IV shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee and returning any Qualifying Letters of Credit, to permit such termination of the Trust Account and the Subsidiary Trust Account, the release of such assets to the Reinsurer and the cancellation of any such Qualifying Letters of Credit.
(b)In the event that the Reinsurer disagrees with the calculation of the Terminal Settlement, the Reinsurer shall within ten (10) Business Days after its receipt of such report deliver written notice to the Ceding Company of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties do not resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Reinsurer, either Party may request the Third Party Accountant to determine the Terminal Settlement. The Third Party Accountant’s determination of the Terminal Settlement shall be final and binding upon

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the Parties. The fees, costs and expenses associated with the Third Party Accountant’s determination shall be allocated between the Ceding Company and the Reinsurer in accordance with the Third Party Accountant’s judgment as to the relative merits of the Parties’ proposals in respect of the dispute. Within ten (10) Business Days after a final and binding resolution of any dispute described in this Section 7.4(b) is reached, the Parties agree to make any necessary adjustments under Section 7.4(a).
(c)In connection with a recapture or termination of this Agreement, the Reinsurer’s entire and complete terminal settlement obligation hereunder is the amount determined in accordance with Schedule I.
Section 7.5.    Notice of Reinsurer Termination for Non-Payment. On any day on which the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any receiver, liquidator, rehabilitator, conservator or similar Person of the Ceding Company) is delinquent in paying undisputed amounts due and owing to the Reinsurer under this Agreement, other than amounts that are the subject of a good faith dispute, the Reinsurer may give the Ceding Company written notice that the reinsurance coverage hereunder shall terminate (with such termination constituting a recapture for purposes of this Article VII) if such overdue amount, plus applicable interest thereon at the Interest Rate, is not paid to the Reinsurer within thirty (30) calendar days from the date of such notice (a “Ceding Company Non-Payment Event”). If such written notice has been given by the Reinsurer and such overdue amount, plus applicable interest thereon, is not paid to the Reinsurer within such thirty (30) calendar day period, then all reinsurance coverage under this Agreement shall terminate on the Recapture Date. In the case of a recapture pursuant to this Section 7.5, the “Recapture Date” shall be the date on which such unpaid amount was originally due (which date shall, mutatis mutandis, be deemed to be the Recapture Date for any termination and recapture pursuant to this Article VII). Following a recapture pursuant to this Section 7.5, subject to Schedule I and the satisfaction of payment obligations described in Section 7.4, the parties will be fully and finally released from all rights, obligations and liabilities under this Agreement other than any Reinsurer Extra-Contractual Obligations (in the case of the Reinsurer) and the Retrocessionaire Extra-Contractual Obligations (in the case of the Retrocessionaire).
ARTICLE VIII.

INDEMNIFICATION
Section 8.1.    Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless each of the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, Representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Ceding Company Indemnified Parties to the extent arising from (i) any failure to perform or breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement and (ii) any Reinsurer Extra-Contractual Obligations. For the avoidance of doubt, nothing in this Section 8.1 shall confer to the Ceding Company the ability to make claims against the Reinsurer for Indemnifiable Losses that are indemnifiable to the Ceding Company pursuant to Section 8.3 (including, to the extent applicable, in respect of the Retrocessionaire Provisions).

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Section 8.2.    Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless each of (a) the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, Representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) and (b) the Retrocessionaire and its Affiliates and their respective officers, directors, stockholders, employees, Representatives, successors and assigns (collectively, the “Retrocessionaire Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Reinsurer Indemnified Parties or the Retrocessionaire Indemnified Parties, as the case may be, to the extent arising from (i) any failure to perform or breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement or (ii) any Ceding Company Extra-Contractual Obligation.
Section 8.3.    Retrocessionaire’s Obligation to Indemnify. The Retrocessionaire hereby agrees to indemnify, defend and hold harmless each of the Ceding Company Indemnified Parties from and against any and all Indemnifiable Losses incurred by the Ceding Company Indemnified Parties to the extent arising from (i) any failure to perform or breach by the Retrocessionaire of the covenants and agreements of the Retrocessionaire contained in this Agreement, including Section 11.6(b)(i), and (ii) any Retrocessionaire Extra-Contractual Obligations. For the avoidance of doubt, nothing in this Section 8.3 shall confer to the Ceding Company the ability to make claims against the Retrocessionaire for Indemnifiable Losses that are indemnifiable to the Ceding Company pursuant to Section 8.1; provided that, for clarity, the parties hereby agree that all Indemnifiable Losses resulting from a failure to perform or breach of the Retrocessionaire Provisions (other than by the Ceding Company) shall be indemnifiable pursuant to this Section 8.3.
Section 8.4.    Applicability of Master Transaction Agreement. The procedures, but not the limitations, set forth in Sections 9.05, 9.06 and 9.08 of the Master Transaction Agreement shall apply to Indemnifiable Losses under this Article VIII.
Section 8.5.    Certain Limitations and Other Matters.
(a)Any Indemnifiable Losses shall be net of any amounts recovered by the Indemnitee for the Indemnifiable Losses under any insurance policy, reinsurance agreement (including under the Retrocession Agreement), warranty or indemnity or otherwise from any Person other than the applicable Indemnitor as reduced by the amount of any costs reasonably incurred by the Indemnitee in seeking such recovery, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement, less any costs incurred in recovering such amount; provided that such reimbursement shall only be required to the extent the Indemnitee would otherwise retain an amount greater than the full amount of the Indemnifiable Losses incurred by the Indemnitee as a result of the underlying claim.
(b)Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall (i) the Ceding Company be subject to, or liable for, duplicative Indemnifiable Losses hereunder (it being agreed that the Reinsurer and the Retrocessionaire may suffer or incur different Indemnifiable Losses arising from the same underlying set of facts or circumstances); provided, that in the event the Reinsurer and the Retrocessionaire suffer or incur Indemnifiable Losses that

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would or would reasonably be expected to subject the Ceding Company to duplicative liability, (a) except with respect to any Indemnifiable Losses resulting from a breach of the Retrocessionaire Provisions, the Reinsurer shall be entitled to seek indemnification, and recover Indemnity Payments (if any) in respect of such Indemnifiable Losses, from the Ceding Company under this Article VIII before the Retrocessionaire, and (b) with respect to any Indemnifiable Losses resulting from a breach of the Retrocessionaire Provisions, the Retrocessionaire shall be entitled to seek indemnification, and recover Indemnity Payments (if any) in respect of such Indemnifiable Losses, from the Ceding Company under this Article VIII before the Reinsurer; or (ii) the Reinsurer, on the one hand, and the Retrocessionaire, on the other hand, be subject to, or liable for, the same Indemnifiable Losses hereunder (it being agreed that each of the Reinsurer and the Retrocessionaire may cause the Ceding Company to suffer or incur different Indemnifiable Losses resulting from the same underlying set of facts or circumstances); provided, that the foregoing shall not limit an Indemnitee’s ability to make a claim as to a breach of more than one covenant or agreement arising from the same state of facts. For the avoidance of doubt, (a) no Indemnitee shall be entitled to duplication of recovery with respect to Indemnifiable Losses arising under the same underlying subject matter and (b) so long as the Ceding Company and the Retrocessionaire are not counterparties of each other or otherwise directly facing each other as the result of a novation of, or the exercise of a cut-through under, this Agreement, the Retrocession Agreement or any other Transaction Agreement specifically relating to the rights and obligation under this Agreement or the Retrocession Agreement, only the Reinsurer, and not the Ceding Company, shall be entitled to seek indemnification against the Retrocessionaire with respect to the rights and obligations under the Retrocession Agreement that are not expressly included in this Agreement.
(c)To the extent that an Indemnitee has received payment from an Indemnitor in respect of an Indemnifiable Loss pursuant to the provisions of any other Transaction Agreement, such Indemnitee shall not be entitled to such Indemnifiable Loss from the same Indemnitor under this Agreement, and no Indemnitee may obtain duplicative indemnification or other recovery from the same Indemnitor for Indemnifiable Losses under one or more provisions of this Agreement, on the one hand, and any other Transaction Agreement, on the other hand.
Section 8.6.    Waiver of the Duty of Utmost Good Faith. The Ceding Company and the Reinsurer each hereby absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the formation of this Agreement, the Master Transaction Agreement or any other Transaction Agreement in connection with the formation of this Agreement; provided, that, each Party agrees that it does not waive any such duty of “utmost good faith” or any similar principle relating to the conduct of the parties under this Agreement on or after the date hereof.
ARTICLE IX.
TAX
Section 9.1.    DAC Tax.
(a)The Ceding Company and the Reinsurer each acknowledge that it is currently subject to taxation under either Subchapter “L” of Chapter 1 or Subpart F of Part III of Subchapter “N” of Chapter 1 of the Internal Revenue Code of 1986 (as amended).

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(b)With respect to this Agreement, the Ceding Company and the Reinsurer agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations whereby:
(i)Each Party agrees to attach a schedule to its federal income tax return that identifies this Agreement for which the joint election under the regulation has been made;
(ii)The Party with net positive consideration (as defined in the regulation promulgated under Section 848 of the Internal Revenue Code of 1986, as amended) for this Agreement for each taxable year agrees to capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);
(iii)Each Party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and
(iv)This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.
(c)Both Parties agree to exchange information pertaining to the amount of the net consideration (as defined in Treasury Regulations section 1.848-2(f)) under this Agreement each year to ensure consistency or as otherwise required by the IRS. The Ceding Company shall submit a schedule to the Reinsurer by March 1 of each year that follows a year during which this Agreement was in effect for any portion of such year of the Ceding Company’s calculations of the net consideration under this Agreement for the preceding calendar year. In the event the Reinsurer wishes to contest such calculations, it shall so notify the Ceding Company promptly, and the Ceding Company and the Reinsurer shall each cooperate in good faith to resolve such dispute by March 30 of such year.
Section 9.2.    Tax Form; Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any Taxes it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law; provided that the Ceding Company acknowledges that, as of the date hereof, no deduction or withholding is required from any payment to the Reinsurer on account of any U.S. federal withholding unless (a) there is a change in applicable Tax law or (b) the Reinsurer fails to provide to the Ceding Company an accurate and complete copy of IRS Form W-9. If a Party determines that an amount is required by Applicable Law to be deducted or withheld, such Party shall use reasonable best efforts to provide prior notice to the other Party of the intent to do so and shall use reasonable best efforts to provide the other Party an opportunity to eliminate or reduce any such withholding. If any amount is so withheld and paid over to the applicable Tax Authority, such amounts paid to the applicable Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9,

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or in the case of Retrocessionaire IRS Form W-8BEN-E, and shall deliver renewals or additional copies of such forms (or successor forms) to the other Parties on or before the date that such forms expire or become obsolete.
Section 9.3.    Section 953(d) Election; Federal Excise Tax. If (a) the Reinsurer fails to maintain a valid Section 953(d) Election, (b) as a result thereof, the Ceding Company reasonably determines in good faith that any excise Tax, including any Tax imposed under section 4371 of the Code, is due with respect to any amount payable (or deemed to be payable) to the Reinsurer under this Agreement (“Excise Tax”), and (c) the Reinsurer fails to cure such failure prior to due date for the payment of Excise Tax, (i) the Ceding Company may offset such Excise Tax against the applicable percentage of Premiums payable hereunder and (ii) to the extent that the amount of Excise Tax due exceeds amounts offset pursuant to clause (i), the Reinsurer shall pay to the Ceding Company an amount equal to the excess amount. If any amount is offset or paid by the Reinsurer pursuant to this Section 9.3 and the Reinsurer subsequently cures such failure, and the Ceding Company determines in good faith that a refund of such amounts is available under Applicable Law (whether through direct cash refund or provision of a credit), the Ceding Company will use reasonable best efforts to obtain a refund of any amounts paid to the IRS and return to the Reinsurer such refunded amounts (or the amount credited against other obligations), less any reasonable out-of-pocket expenses incurred by the Ceding Company in obtaining such refund. The Ceding Company shall pay the full amount offset against Premiums or paid to the Ceding Company by the Reinsurer in respect of such Excise Tax to the relevant Tax Authority in accordance with Applicable Law and any such amounts that are paid over to the relevant Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Reinsurer.
Section 9.4.    Section 953(d) Status. The Reinsurer shall provide prompt notice to the Ceding Company in the event the Reinsurer becomes aware that the Reinsurer no longer has (or with the passage of time will no longer have) in effect a valid election under section 953(d) of the Code (the “Section 953(d) Election”). In the event that the Reinsurer fails to have in effect a valid Section 953(d) Election, the Reinsurer will indemnify the Ceding Company for any Excise or other Taxes owed by the Ceding Company and resulting from such failure, subject to the provisions of Section 9.2 and Section 9.3.
ARTICLE X.

RETROCESSION AGREEMENT
Section 10.1.    Retrocession Agreement. The Reinsurer (i) shall provide written notice to the Ceding Company of any proposed modification, amendment, supplement, replacement, restatement or waiver of any or all of Reinsurer’s or the Retrocessionaire’s rights under the Retrocession Agreement that would or would reasonably be expected to be adverse in any respect to the Ceding Company (such modification, amendment, supplement, replacement, restatement or waiver, a “Retrocession Agreement Change”) and (ii) shall not, without the prior written consent of the Ceding Company (such consent not to be unreasonably withheld, conditioned or delayed), undertake the Retrocession Agreement Change. The Reinsurer shall promptly provide written notice to the Ceding Company (i) of the occurrence of any “Retrocession Recapture Event” (as defined under the Retrocession Agreement) of which the Reinsurer becomes aware and (ii) if it intends to terminate the Retrocession Agreement. The Reinsurer also agrees that, to the extent

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reasonably practicable, it will consult with the Ceding Company in good faith prior to giving the Retrocessionaire notice that Reinsurer will elect to terminate the Retrocession Agreement due to the occurrence of a “Retrocession Recapture Event” (as defined under the Retrocession Agreement). It is understood that receipt of a copy of notice under the Retrocession Agreement by the Ceding Company shall be deemed to satisfy the Reinsurer’s obligations under this Section 10.1 to separately provide notice to the Ceding Company.
Section 10.2.    Recapture of Retrocession. Upon the occurrence of a recapture or termination of the Retrocession Agreement in accordance with its terms, any references to the “Retrocessionaire” hereunder for purposes of any consent, right or claim of the Retrocessionaire or other operative provision pertaining to Retrocessionaire, shall be deemed to be a reference to Reinsurer; provided, however, that nothing in this Section 10.2 shall confer to the Ceding Company the ability to make claims against the Reinsurer for Indemnifiable Losses caused by the Retrocessionaire.
Section 10.3.    Cut-Through.
(a)In the event of a Recapture Triggering Event, other than a Recapture Triggering Event under clauses (c)(2) and (c)(3) (provided, in each case, that the Reinsurer has not failed to make payments required under the Retrocession Agreement) and (f) of the definition thereof, during the Recapture Exercise Period and, if the Ceding Company elects to recapture, until such time (if after the expiration of the Recapture Exercise Period) as the Terminal Settlement in connection with such recapture is paid (the “Cut-Through Election Period”), each of the Ceding Company and the Retrocessionaire shall have the right to deliver a written notice to each other party of a cut-through election (the “Cut-Through Election”), it being understood and agreed that following the Recapture Date, the Reinsurer shall have no other obligations hereunder except as described in Section 7.3(b). Following a Cut-Through Election during the Cut-Through Election Period:
(i)The Ceding Company shall be permitted to enforce the Reinsurer’s rights in respect of the Reinsured Liabilities under the Retrocession Agreement. The Retrocessionaire shall be obligated to, pursuant to this Agreement, make the portion of the applicable payments due to the Reinsurer under the Retrocession Agreement in respect of the Reinsured Liabilities and payable by the Reinsurer to the Ceding Company under this Agreement directly to the Ceding Company, in which case such portions of payments shall not be payable to the Reinsurer (or any successor by operation of law of the Reinsurer, including any liquidator, rehabilitator, receiver or conservator of the Reinsurer). Without limiting the Ceding Company’s rights hereunder, including the right to receipt of all payments to which it is entitled under the terms of this Agreement, before making direct payments to the Ceding Company, the Retrocessionaire shall have the right to deduct from such payment any amounts due by the Reinsurer to the Retrocessionaire under the Retrocession Agreement. Any such payment by the Retrocessionaire directly to the Ceding Company pursuant to this Section 10.3(a)(i) shall constitute value provided by the Retrocessionaire to the Reinsurer to the extent that the Reinsurer’s obligation in respect of Reinsured Liabilities to the Ceding Company is satisfied and therefore shall discharge the corresponding payment obligation from the Retrocessionaire to the Reinsurer (including any liquidator, rehabilitator, receiver or conservator of the Reinsurer) under the

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Retrocession Agreement to the extent of such payment. In addition, any such payment by the Retrocessionaire directly to the Ceding Company pursuant to this Section 10.3(a)(i) shall discharge the corresponding obligation from the Reinsurer to the Ceding Company under this Agreement to the extent of such payment. For the avoidance of doubt, but without limiting the Ceding Company’s rights under this Agreement, including the right to receipt of all payments to which it is entitled under the terms of this Agreement, under no circumstances shall the Retrocessionaire be obligated to make any payment to the Ceding Company to the extent the Retrocessionaire has already paid such amount to the Reinsurer.
(ii)In addition, the Ceding Company shall be obligated to, pursuant to the Cut-Through Election, make or direct payment of, as applicable, the portion of the applicable payments in respect of the Reinsured Liabilities that are otherwise due to the Reinsurer under this Agreement and payable by the Reinsurer to the Retrocessionaire under the Retrocession Agreement directly to the Retrocessionaire, in which case such payments shall not be payable by the Reinsurer (or any successor by operation of law of the Reinsurer, including any liquidator, rehabilitator, receiver or conservator of the Reinsurer). Without limiting the Retrocessionaire’s rights under the Retrocession Agreement, including the right to receipt of all payments due under the terms of the Retrocession Agreement, before making or directing direct payment to the Retrocessionaire, the Ceding Company shall have the right to deduct from such payment any amounts due by the Reinsurer to the Ceding Company under this Agreement. Any such payment by or on behalf of the Ceding Company directly to the Retrocessionaire pursuant to this Section 10.3(a)(ii) shall constitute value provided by the Ceding Company to the Reinsurer to the extent that the Reinsurer’s obligation in respect of the fee payment to the Retrocessionaire is satisfied and therefore shall discharge the corresponding payment obligation from the Ceding Company to the Reinsurer (or any successor by operation of law of the Reinsurer, including any liquidator, rehabilitator, receiver or conservator of the Reinsurer) under this Agreement to the extent of any such payment. In addition, any such payment by or on behalf of the Ceding Company to the Retrocessionaire pursuant to this Section 10.3(a)(ii) shall discharge the corresponding payment obligation from the Reinsurer to the Retrocessionaire under the Retrocession Agreement to the extent of such payment. For the avoidance of doubt, but without limiting the Retrocessionaire’s rights under the Retrocession Agreement, including the right to receipt of all payments due under the terms of the Retrocession Agreement, under no circumstances shall the Ceding Company be obligated to make or direct any payment to the Retrocessionaire to the extent the Ceding Company has already paid such amount to the Reinsurer.
(iii)In the event of the Insolvency of the Reinsurer, (x) the Retrocessionaire’s payment obligations in respect of the Cut-Through Election shall not apply to the extent the Retrocessionaire reasonably believes that such payments will not relieve the Retrocessionaire of its liability towards the Reinsurer, including any liquidator, rehabilitator, receiver or conservator of the Reinsurer with respect to the payment amount, and (y) the Ceding Company’s payment obligations in respect of a Cut-Through Election shall not apply to the extent the Ceding Company reasonably believes that such payments will not relive the Ceding Company of its liability towards the Reinsurer, including any

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liquidator, rehabilitator, receiver or conservator of the Reinsurer, with respect to the payment amount.
ARTICLE XI.

MISCELLANEOUS
Section 11.1.    Notices.
(a)All notices, consents, reports, statements, claims and demands (collectively, “Notices”) under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (with written delivery receipt or other written confirmation of transmission), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 11.1):
(i)if to the Ceding Company:
Unum Life Insurance Company of America
c/o Unum Group
1 Fountain Square
Chattanooga, TN 37402
Attention: EVP, Chief Financial Officer
Email: [***]
with concurrent copies (which shall not constitute notice) to:
Unum Group
1 Fountain Square
Chattanooga, TN 37402
Attention: Corporate Secretary
Email: [***]
Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
Attention: Marilyn A. Lion; Paulina Stanfel
Email: [***]
(ii)if to the Reinsurer:
Fortitude Reinsurance Company Ltd.
96 Pitts Bay Road, 3rd Floor
Pembroke Parish HM 08
Bermuda
Attention: President and Chief Executive Officer

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with concurrent copies (which shall not constitute notice) to:
Fortitude Reinsurance Company Ltd.
96 Pitts Bay Road, 3rd Floor
Pembroke Parish HM 08
Bermuda
Attention: General Counsel
Email address: [***]
Fortitude Reinsurance Company Ltd.
c/o Fortitude Group Holdings LLC
10 Exchange Place Jersey City, NJ 07302
Attention: General Counsel
Email address: [***]
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Jonathan J. Kelly
Email address: [***]
(iii)if to the Retrocessionaire:
New Reinsurance Company Ltd.
Zollikerstrasse 226
8008 Zurich, Switzerland
Attention: Head of Life
Email: [***]
Munich American Reassurance Company
3500 Lenox Road NE
Suite 900
Atlanta, Georgia 30326
Attention: General Counsel & Secretary
Email: [***]
with concurrent copies (which shall not constitute notice) to:
Eversheds Sutherland (US) LLP
700 Sixth Street NW, Suite 700
Washington, DC 20001
Attention:    Ling Ling
    Sean Wissman
E-mail: [***]

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; provided that, periodic reports or statements contemplated by Article III, consents or notices contemplated by Article IV and any other Notices hereunder relating solely to the matters set forth on Schedule G shall be delivered by electronic mail to the email addresses set forth below or by agreed file transfer site (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this proviso), which delivery shall be deemed to satisfy the requirements of this Section 11.1(a):
(i)if to the Ceding Company:
Email: [***]
(ii)if to the Reinsurer:
Email: [***]
(iii)if to the Retrocessionaire:
Email: [***]
All such Notices shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
(b)Notwithstanding anything to the contrary herein, any Party providing Notice to another party hereunder (the “Recipient”) shall also provide such Notice concurrently to the other Party who is not the Recipient in accordance with the notice mechanics and at the address(es) specified in Section 11.1(a). No Party has an affirmative obligation to provide any other Party with a copy of any Notice it receives hereunder.
Section 11.2.    Entire Agreement. This Agreement, together with the Schedules referred to herein, the Master Transaction Agreement, the Trust Agreement, the Subsidiary Trust Agreement and the other Transaction Agreements delivered pursuant hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.
Section 11.3.    Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No failure or delay on the part of any Party in enforcing at any time any provision of this Agreement or exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision and exercise each and every right, power and privilege under this Agreement, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further

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exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement or in the other Transaction Agreements, are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.
Section 11.4.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to such state’s principles of conflict of law that could compel the application of the laws of another jurisdiction.
Section 11.5.    Dispute Resolution; Service of Process.
(a)Dispute Resolution. Other than (i) with respect to any dispute or controversy governed by the terms of Sections 3.6(f), 3.8(d), 3.8(e), 3.12(f) or 7.4(c) or (ii) any suit for specific performance with respect to Section 11.10, if either the Ceding Company or the Reinsurer has given written notification of a dispute relating to the Reinsured Policies or this Agreement and remedy sought to the other Party, then within fifteen (15) Business Days after receipt of such notification both Parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of litigation or any formal arbitration proceedings. During the negotiation process, all reasonable requests related to the dispute made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers. All discussions and negotiations shall be for settlement purposes only, deemed confidential and not admissible in any legal proceeding in the event the dispute remains unresolved and is resolved through such proceedings. If these officers are unable to resolve the dispute within thirty (30) calendar days of their first meeting, the Parties may proceed as set out in Section 11.5(b) below, unless the Parties mutually agree in writing to extend the negotiation period for an additional thirty (30) calendar days.
(b)Arbitration.
(i)If the Ceding Company and the Reinsurer are unable to mutually resolve a dispute or controversy relating to the Reinsured Policies or this Agreement (other than with respect to any dispute or controversy governed by the terms of Sections 3.6(f), 3.8(d), 3.8(e), 3.12(f) or 7.4(c)), the Parties shall resolve the dispute or controversy through binding arbitration. Three (3) arbitrators will decide any difference. Such arbitrators must be (i) present or former officers of life insurance or reinsurance companies or (ii) attorneys with experience in reinsurance matters, in each case other than the Parties to this Agreement or any company or Person affiliated with either Party such as officers or professional advisors, Affiliates or subsidiaries or past employees, officers, directors or professional advisors of such Party or its Affiliates. One (1) of the arbitrators will be appointed by the Reinsurer, another by the Ceding Company, and the two (2) arbitrators thus appointed will select a third arbitrator before arbitration begins. The three (3) arbitrators shall be collectively referred to as the “Tribunal.” Should one (1) of the Parties decline to select an arbitrator within thirty (30) calendar days after the date of a written request to do so, or should the two (2) arbitrators selected by the Parties not be able to agree

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upon the choice of a third, the appointment(s) will be left to the AIDA Reinsurance and Insurance Arbitration Society – US umpire selection process. The arbitrators will decide by a majority of votes and their decision will be final and binding upon the Parties and judgment thereon may be entered in any court of competent jurisdiction. The arbitrators will make their decision within forty-five (45) calendar days of the close of the arbitration proceedings. The costs of arbitration, including the fee of the third arbitrator, will be shared equally by the Parties unless the arbitrators decide otherwise. Any Party-appointed arbitrator or counsel fees incurred by a Party in the conduct of arbitration will be paid by the Party incurring the fees.
(ii)The language of the arbitration shall be English. The place of arbitration shall be, and the award shall be rendered in, the State of New York. Notwithstanding the foregoing, the arbitration may be conducted virtually upon mutual agreement of the Parties.
(iii)The Tribunal may not award punitive damages.
(iv)By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings otherwise permitted to be sought hereunder. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the Tribunal’s orders to that effect. For purposes of any judicial action pursuant to this clause: (w) each of the Parties irrevocably and unconditionally agrees and consents that any such judicial action shall be brought exclusively in the courts of the State of New York and the federal courts of the United States of America located in New York; (x) the Ceding Company and the Reinsurer waive, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of their place of incorporation or domicile, which they may now or hereafter have to the bringing of any such action or proceeding in any New York court; (y) the Ceding Company and the Reinsurer irrevocably consents to service of process in the manner provided for notices in Section 11.1 or in any other manner permitted by Applicable Law; and (z) THE CEDING COMPANY AND THE REINSURER WAIVE, TO THE GREATEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY.
(c)Terms of Arbitration.
(i)The Tribunal need not follow strict rules of evidence; provided that each Party shall, except for good cause shown, be afforded the right of cross-examination and redirect examination of any witness of the other Party, in the manner provided by the Tribunal.
(ii)The Tribunal shall make its decision based upon this Agreement, including the laws of the State of Maine as provided in Section 11.4, and giving due regard to the customs and practices of the insurance and reinsurance industries.

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(iii)The Parties agree that the arbitration will be confidential, and thus, neither they nor their attorneys, advisors, agents or employees acting on their behalf will issue a press release, hold a press conference, make affirmative statements to the media or otherwise disclose to a third party (other than disclosure to Affiliate(s) of a Party on a need-to-know basis and such Affiliate(s) is/are informed of the confidential nature of such information and is/are instructed to keep such information confidential) information made known and documents produced in the arbitration not otherwise in the public domain, evidence and materials created for the purpose of the arbitration and awards arising from the arbitration, except and to the extent that disclosure is required by Applicable Law or regulation, is required to protect or pursue a legal right or is required to enforce or challenge an award in legal proceedings before a court or other competent judicial authority.
(d)The Reinsurer hereby designates the Superintendent of the Maine Bureau of Insurance as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. A copy of any such process shall be delivered to the Reinsurer in accordance with Section 11.1. This Section 11.5 is not intended to conflict with or override Sections 3.6(f), 3.8(d), 3.8(e), 3.12(f) or 7.4(c).
Section 11.6.    Third Party Beneficiaries.
(a)Subject to Section 11.6(b), the Parties hereby acknowledge that the Retrocession Agreement is in effect and agree that the Retrocessionaire is a third-party beneficiary to this Agreement solely with respect to the rights of the Reinsurer to the extent relating to the Retrocessionaire’s rights and obligations with respect to the Reinsured Policies and its rights and obligations under the Retrocession Agreement (including without limitation, the Retrocessionaire Provisions) and, in its capacity as a third-party beneficiary, may exercise such rights of the Reinsurer under the Retrocessionaire Provisions, unless and until there is a recapture or termination of the Retrocession Agreement and the Retrocessionaire has received its Terminal Settlement, as applicable. Notwithstanding anything herein to the contrary, the Retrocessionaire is not a third party beneficiary of the rights of the Reinsurer under the Reinsurer Provisions. Except upon the occurrence of a recapture or termination of the Retrocession Agreement and the Retrocessionaire’s receipt of all terminal payments due thereunder, (i) the Reinsurer covenants to the Retrocessionaire (A) not to initiate or voluntarily consent to the termination of this Agreement or modify, amend, supplement, replace or restate, or waive any rights under this Agreement in a manner that is or would reasonably be expected to be adverse in any respect to the rights and obligations relevant to the Retrocessionaire, without the prior written consent of the Retrocessionaire (not to be unreasonably withheld, conditioned or delayed), and (B) to provide written notification of any changes or amendments to this Agreement as soon as practicable but, in any event, not later than fifteen (15) days prior to the date such changes are to take effect and (ii) the Ceding Company agrees not to amend this Agreement in a manner that is or would reasonably be expected to adversely affect Retrocessionaire in any non-de-minimis respect without the prior written consent of Retrocessionaire (not to be unreasonably withheld, conditioned or delayed).  The Reinsurer and the Retrocessionaire agree that, with respect to any rights to enforce or compel performance of obligations or pursue remedies that are shared by them under this Agreement, they will cooperate in good faith in the exercise of such rights.

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(b)As an express condition to being named as a third party beneficiary pursuant to Section 11.6(a) of this Agreement, the Retrocessionaire agrees that the Retrocessionaire shall (i) be bound by, comply with and satisfy, the conditions and obligations in the Retrocessionaire Provisions and the other provisions of this Agreement relating to its enforcement of rights as a third party beneficiary to the rights of the Reinsurer, including the conditions and obligations under Section 11.10 (Confidential Information; Data Security) as if the Retrocessionaire were a party to this Agreement for such purposes and (ii) shall indemnify and hold the Ceding Company and the Reinsurer harmless in accordance with Section 8.3. The Reinsurer and the Ceding Company shall have no obligation pursuant to (or liability arising out of) this Section 11.6(b).
(c)Other than as set forth in this Section 11.6, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns and any indemnified parties as set forth in Article VIII.
Section 11.7.    Expenses. Except as otherwise provided herein or in the other Transaction Agreements, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other Representatives.
Section 11.8.    Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto. Each counterpart may be delivered by facsimile or electronic mail transmission, which transmission shall be deemed delivery of an originally executed document.
Section 11.9.    Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section 11.10.    Confidential Information; Data Security.
(a)Confidential Information. Each of the Ceding Company, the Reinsurer and the Retrocessionaire (each, the “Receiving Party”) hereby covenants and agrees that from and following the Closing, the Receiving Party will not disclose, give, sell, use or divulge any Confidential Information of the other (the “Disclosing Party”) for any purpose other than to perform its obligations under this Agreement, except that each Receiving Party may disclose such Confidential Information or portions thereof (i) if legally compelled to do so, (ii) to the extent reasonably necessary for the performance of such Receiving Party’s obligations under the Transaction Agreements, (iii) to the extent reasonably necessary for the enforcement of the rights of such Receiving Party under this Agreement or the other Transaction Agreements, (iv) to those of such Receiving Party’s Representatives, Affiliates, Reinsurer Investors (in the case of the

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Reinsurer) or Third Parties who need to know such information for the foregoing purposes, (v) as required under any Applicable Law or by any Governmental Authority, (vi) as might be reasonably necessary for Tax or financial reporting purposes or during the course of external audits, (vii) to its retrocessionaires or hedge or other risk mitigation counterparties in connection with its retrocession or hedging of any portion of the risks ceded hereunder, so long as any such retrocessionaires or hedge counterparties are bound by confidentiality obligations in respect thereof that are substantially similar to those contained herein, (viii) to third parties as part of an aggregated data set or study so long as Confidential Information or portions thereof cannot be identified as relating to the Ceding Company in such aggregated data set or study, (ix) with respect to disclosures to the Retrocessionaire or the Reinsurer (as applicable), as necessary for the Retrocessionaire’s or Reinsurer’s (as applicable) on-going valuation of the Reinsured Policies and other similar services with respect to the Reinsured Policies or (x) to which the Disclosing Party gives its prior written consent. To the extent legally permissible, if the Receiving Party or its Representatives, Affiliates or Third Parties receives a subpoena, regulatory request or court order in respect of such disclosure, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 11.10. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 11.10, the Receiving Party or its Representatives, Affiliates or Third Parties, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded Confidential Information at the cost of the Disclosing Party. Each Receiving Party shall be responsible for any breach of the obligations regarding Confidential Information by its Representatives, Affiliates or Third Parties that receive or have access to Confidential Information.
(b)Personal Information.
(i)The Ceding Company shall provide Personal Information to the Retrocessionaire, its Representatives or its Affiliates as reasonably requested by the Retrocessionaire solely for purposes of (A) enforcing the Retrocessionaire’s rights or performing its obligations under this Agreement or any other Transaction Agreement, (B) experience studies or (C) monitoring business, and the Retrocessionaire will not use (in aggregated form or otherwise) such Personal Information to develop any commercial products. The Ceding Company shall use commercially reasonable efforts to send Personal Information of any identified or identifiable natural living person (including any policyholder, insured or claimant) directly to MARC and not to the Retrocessionaire and to only send anonymized data to the Retrocessionaire unless otherwise agreed by the Retrocessionaire. The Ceding Company shall not provide or otherwise disclose any Personal Information to the Reinsurer, its Representatives or its Affiliates unless specifically requested by the Reinsurer, in which case the Ceding Company shall provide such requested Personal Information to the Reinsurer on the same terms and conditions as such information may be provided to the Retrocessionaire under this Section 11.10(b). In the event of any disclosure of Personal Information to the Reinsurer, the Reinsurer agrees that such Personal Information will be kept strictly confidential by it, processed and maintained in accordance with Applicable Privacy Laws, and that it will only be used (i) as

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contemplated in this Agreement or the other Transaction Agreements, (ii) for experience studies or (iii) such other purposes as are reasonably necessary for the Reinsurer to perform its obligations and administer its business in connection with this Agreement to the extent consistent with Applicable Privacy Laws. Subject to the foregoing, the Reinsurer may only disclose such Personal Information related to the Reinsured Policies to those third-party contractors, vendors, administrators, retrocessionaires, subcontractors, or service providers (“Third Parties”), Representatives and Affiliates with a need to access or use Personal Information for the purposes specified above if such Third Parties, Representatives and Affiliates have agreed in writing to be bound by an agreement that includes obligations of confidentiality and limited use similar to those set forth in this Section 11.10 (or in the case of employees of the Reinsurer and its Affiliates, are bound by similar confidentiality and limited use obligations). The Reinsurer shall be responsible for any breach of the obligations in this Section 11.10(b) by its Third Parties, Representatives or Affiliates with respect to Personal Information disclosed to them by the Reinsurer or at the Reinsurer’s direction. For the avoidance of doubt, the Reinsurer shall not be responsible for any breach of the obligations in this Section 11.10(b) by the Retrocessionaire, including its Affiliates, Representatives and any other Persons to whom the Retrocessionaire provides Personal Information.
(ii)To the extent the Retrocessionaire specifically requests any Personal Information to be delivered to the Retrocessionaire hereunder, if any, the Retrocessionaire may designate a Third Party or Representative as recipient of such Personal Information. The Ceding Company shall deliver such Personal Information directly to the Retrocessionaire, or its Third Party or Representative designee recipient, as the case may be, and no such Personal Information shall be delivered to the Reinsurer, its Representatives or Affiliates on behalf of the Retrocessionaire, directly or indirectly.
(iii)Subject to retention requirements under Applicable Law or the Reinsurer’s record retention policies (as applicable), upon the termination of all liabilities related to this Agreement, the Reinsurer will, at its own cost, take commercially reasonable steps to promptly destroy any and all Personal Information received in connection with this Agreement, if any, that remains in its possession or control and shall promptly instruct its Representatives, Affiliates, and Third Parties to do the same. Notwithstanding the foregoing, the Reinsurer and its Representatives, Affiliates and Third Parties will not be obligated to destroy any electronic copies of such Personal Information stored for back-up or archival purposes maintained in the ordinary course of business by the Reinsurer and its Representatives, Affiliates and Third Parties or for purposes of their internal record retention and legal compliance policies and procedures; provided that such Person shall not restore any such back-up or archived copies for the purpose of accessing or using such Personal Information. The confidentiality and privacy obligations of the Reinsurer under this Section 11.10 will continue to apply to any such Personal Information not returned or destroyed for so long as it is retained by the Reinsurer or its Representatives, Affiliates or Third Parties, as applicable.
(iv)The Reinsurer shall not “sell” or “share” any such Personal Information (as those terms are defined by Applicable Privacy Laws).

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(c)Information Security.
(i)The Reinsurer has and will continue to have in place commercially reasonable administrative, technical and physical safeguards, consistent with Applicable Laws, that (i) meet or exceed generally accepted industry standards for businesses of similar size in the insurance and reinsurance industry, (ii) are designed to protect the security, integrity, availability and confidentiality of Confidential Information and Personal Information related to the Reinsured Policies and (iii) are designed to protect against the unauthorized or unlawful access or disclosure or damage or use of such Confidential Information and Personal Information.
(ii)The Ceding Company agrees to obtain such consents as may be required under Applicable Privacy Laws for the Reinsurer, the Retrocessionaire or their designees, as applicable, to collect, use, disclose and retain Personal Information in accordance with the terms of this Agreement, in each case, prior to such Party’s use, disclosure or retention. The Parties will cooperate with one another in the handling of any requests to access, amend or correct any Personal Information related to the Reinsured Policies or any complaints regarding the handling of such Personal Information and will provide such assistance to the other as may be reasonably required in connection with the resolution of such complaints and requests at each Party’s own expense.
(iii)Except as prohibited by Applicable Law, each of the Ceding Company and the Reinsurer shall promptly notify the other Party upon receipt of any notice, complaint or other communication from a Governmental Authority regarding an alleged violation of Applicable Privacy Laws in connection with the processing of any Personal Information related to the Reinsured Policies. If any Party receives a subpoena, regulatory request or court order seeking disclosure of any such Personal Information in its possession, custody or control, then the receiving Party shall provide the other Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 11.10. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 11.10, the receiving Party shall furnish only that portion of such Personal Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded such Personal Information.
(iv)The Reinsurer shall notify the Ceding Company of any Security Incident as soon as reasonably possible (which shall, for any Security Incident for which notice is required to be provided to any Governmental Authority, be within 48 hours (or such shorter period as is expressly required by Applicable Law or a Governmental Authority) of when the Reinsurer determines a Security Incident has occurred), which notification shall include the following information, to the best of the Reinsurer’s knowledge at the time of the notification: (i) the nature of the unauthorized disclosure or use; (ii) any such Personal Information disclosed or used; (iii) how the Reinsurer has or will remediate and respond to the Security Incident; and (iv) such other information as the Ceding Company may reasonably request; provided, that, in the case of a Security Incident of a Representative of the Reinsurer, the Reinsurer’s obligation under this Section 11.10(c)(iv) to notify the

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Ceding Company shall run from the time that the Reinsurer has actual knowledge of such Representative’s Security Incident. The Parties shall cooperate in every reasonable way to investigate and respond to a Security Incident. For the avoidance of doubt, the Reinsurer shall not be responsible for any Security Incident that occurs at the Retrocessionaire (including, but not limited to, providing notice to the Ceding Company).
(d)The Parties agree that irreparable damage may occur and that the Parties may not have any adequate remedy at law in the event that any provision of this Section 11.10 were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies may not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to seek injunctive or other equitable relief to prevent breaches of this Section 11.10 and to enforce specifically the terms and provisions of this Section 11.10 in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree that (i) by seeking any remedy provided for in this Section 11.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (ii) nothing contained in this Section 11.10(d) shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 11.10(d) before exercising any other right under this Agreement.
Section 11.11.    Assignment. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any Party or the Retrocessionaire (in whole or in part) by operation of law, including through a division statute, or otherwise, without the prior written consent of the other Party or the Parties hereto, as applicable, which shall not be unreasonably withheld conditioned or delayed. Notwithstanding the foregoing, this Agreement may be assigned by the Ceding Company to any of its Affiliates through a statutory merger without the prior consent of any other Party, but with prior notice to the other Parties. Subject to the preceding sentences, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. The Retrocessionaire shall (i) in the event of a valid assignment by the Retrocessionaire of the Retrocession Agreement (and the Retrocessionaire’s rights and obligations thereunder) in accordance with, and to the extent permitted by, Section 8.10 of the Retrocession Agreement, assign its rights under this Agreement to such assignee, without the need for the consent of the Ceding Company and the Reinsurer but subject to providing the Ceding Company and the Reinsurer with thirty (30) calendar days’ prior written notice and (ii) promptly, upon receipt of written request from the Ceding Company as reasonably necessary to accommodate a Retrocession Replacement Arrangement in accordance with Schedule I, assign its rights under this Agreement to any Affiliate to whom the Retrocessionaire has novated the Retrocession Agreement pursuant to the terms of the Retrocession Agreement; provided, that, in each case of clause (i) and (ii), (A) such assignment will not cause any increase in cost to the Ceding Company or the Reinsurer or have an adverse regulatory impact on the Ceding Company or the Reinsurer and (B) such Affiliate has a credit rating no worse than the Retrocessionaire’s as of the time of such assignment. Any attempted or purported assignment in violation of this Section 11.11 shall be null and void.
Section 11.12.    Further Assurances. Following the Closing Date, each of the Parties shall cooperate and consult with each other in order to accomplish the objectives of this Agreement and the other Transaction Agreements and to keep the other Party informed of material

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developments with respect to their respective long-term care and individual disability income businesses.
Section 11.13.    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise.
Section 11.14.    Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
Section 11.15.    Negotiated Agreement. This Agreement has been negotiated by the Parties and the fact that the initial and final draft will have been prepared by either Party or an intermediary will not give rise to any presumption for or against any Party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.
Section 11.16.    Announcements. Except as required by Applicable Law or applicable securities exchange rules (in which case the Party, its Affiliates or Reinsurer Investors, if applicable, required to publish such press release or public announcement shall allow the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication and consider such comments in good faith), the content and timing of public announcements by any Party, its Affiliates or Reinsurer Investors concerning the transactions contemplated by this Agreement must be approved in advance by the Parties, but such approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) each Party, its Affiliates and the Reinsurer Investors may, without the prior approval or review of any other Party, issue any such press release or public announcement (i) to the extent such press release or public announcement is materially consistent with and does not contain any information about the Reinsured Policies or the transactions contemplated by the Transaction Agreements not disclosed in any previous press release or public announcement made in

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compliance with this Section 11.16 or (ii) in connection with enforcing its rights and remedies under this Agreement and (b) the Ceding Company and its Affiliates may, without the prior approval or review of any other Party, make public statements in the ordinary course (including as part of investor presentations) regarding the performance, financial or otherwise, of the Reinsured Policies.
Section 11.17.    Sanctions.
(a)Notwithstanding any other provision in this Agreement, no party shall be deemed to provide cover and no party shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose that party to any Sanctions (including, for the avoidance of doubt, non-U.S. Sanctions). In the event that a party becomes aware that the provision of cover, payment of a claim or provision of a benefit hereunder would expose another party hereto to any Sanctions (including, for the avoidance of doubt, non-U.S. Sanctions), (i) such first party shall promptly notify the other parties and (ii) any applicable Reinsured Policy will be deemed to not have been a Reinsured Policy for any purpose hereunder from the Effective Date.
(b)The Ceding Company shall maintain policies and procedures reasonably designed to ensure compliance by it and, to the extent relating to the Reinsured Policies, its Representatives with Anti-Money Laundering Laws and Sanctions, in each case, applicable to the Ceding Company. None of the Ceding Company or its Representatives that will act in any capacity in connection with the transactions contemplated by this Agreement is a Sanctioned Person.  No use of proceeds or other transaction contemplated by this Agreement will violate Anti-Money Laundering Laws or applicable Sanctions.
(c)The Ceding Company will perform regular U.S. Sanctions screening on all policyholders, covered persons, beneficiaries and other third parties and service providers associated with this Agreement or the business reinsured hereunder in accordance with Applicable Law and best practices, including, at least, screening policyholders and beneficiaries (including the ultimate natural person owners of any non-natural persons) against applicable lists of Sanctioned Persons; provided, that the Reinsurer may, from time to time, request screening against Sanctioned Person lists for other jurisdictions applicable to the Ceding Company or the Reinsurer in addition to those lists included in the definition of “Sanctioned Person” and the Ceding Company shall consider such request in good faith. The Ceding Company shall ensure that such U.S. Sanctions screening uses matching logic algorithms to enhance screening results, and that such screening occurs upon the receipt of Ceded Premiums by the Reinsurer and prior to the payments of policy benefits in respect of the Reinsured Policies and, thereafter, at least once every six (6) months. The Parties agree that Schedule 11.17 shall govern with respect to non-U.S. Sanctions.
(d)On an annual basis, the Ceding Company shall prepare and deliver a certification to the Reinsurer in respect of compliance with the requirements of this Section 11.17 applicable to the Ceding Company. The Reinsurer may review and audit the Ceding Company’s compliance with the requirements of this Section 11.17 at reasonable times and upon reasonable prior notice (with such audits not limited to any frequency of inspection limitations set forth elsewhere herein), and the Ceding Company shall provide, upon the request of the Reinsurer, any supporting detail

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and other information reasonably requested by the Reinsurer in respect of any such certification, including any relevant policies and procedures.
[The rest of this page intentionally left blank.].

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Steven A. Zabel
Name:	Steven A. Zabel
Title:	Executive Vice President, Finance

[Signature Page to Coinsurance Agreement]

FORTITUDE REINSURANCE COMPANY LTD.

By:	/s/ Alon Neches
Name:	Alon Neches
Title:	President & CEO

By:	/s/ Jeffrey S. Burman
Name:	Jeffrey S. Burman
Title:	EVP, General Counsel & Secretary

[Signature Page to Coinsurance Agreement]

Solely with respect to Sections 5.3, 8.2, 8.3, 8.4, 8.5, 9.2, 10.2, 11.1, 11.4, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13, 11.16 and 11.17 and any corresponding definitions, Exhibits and Schedules with respect to such provisions

NEW REINSURANCE COMPANY LTD.

By:	/s/ Carston Schulz-Rinne
Name:	Carsten Schulz-Rinne
Title:	Head of Life

By:	/s/ Nicolas Deschler
Name:	Nicolas Deschler
Title:	Lead Structurer
[Signature Page to Coinsurance Agreement]